Exhibit 99(b)
DELPHI CORPORATION

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

The following management’s discussion and analysis of financial condition and results of operations (“MD&A”) is intended to help you understand the business operations and financial condition of Delphi Corporation.

Executive Summary

Delphi Corporation is a global supplier of vehicle electronics, transportation components, integrated systems and modules and other electronic technology. We operate in extremely competitive markets. Our customers select us based upon numerous factors, including technology, quality and price. Our efforts to generate new business do not immediately affect our financial results, because supplier selection in the auto industry is generally finalized several years prior to the start of production of the vehicle. As a result, business that we win in 2007 will generally not impact our financial results until 2009 or beyond. In addition, our technologies are present in communication, computer, consumer electronic, energy and medical applications.

In light of continued deterioration in performance in recent years, we determined that it was necessary to address and resolve our U.S. legacy liabilities, product portfolio, operational issues and forward looking revenue requirements. As a result, we intensified our efforts during 2005 to engage our unions, as well as General Motors Corporation (“GM”), in discussions seeking consensual modifications that would permit us to align our U.S. operations to our strategic portfolio and be competitive with our U.S. peers, and to obtain financial support from GM to implement our restructuring plan. Despite significant efforts to reach a resolution, we determined that these discussions were not likely to lead to the implementation of a plan sufficient to address our issues on a timely basis and that we needed to pursue other alternatives to preserve value for our stakeholders.

Accordingly, in order to transform and preserve the value of the Company, which requires resolution of existing legacy liabilities and the resulting high cost of U.S. operations, on October 8, 2005, Delphi and certain of its U.S. subsidiaries filed voluntary petitions for reorganization relief under chapter 11 of the Bankruptcy Code, and on October 14, 2005, three additional U.S. subsidiaries of Delphi filed such petitions. These petitions were filed in the United States Bankruptcy Court in the Southern District of New York (the “Court”). The Court is jointly administering these cases as “In re Delphi Corporation, et al., Case No. 05-44481 (RDD).” We will continue to operate our business as “debtors-in-possession” under the jurisdiction of the Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Court. Delphi’s non-U.S. subsidiaries were not included in the filings, and they will continue their business operations without supervision from the Court and they are not subject to the requirements of the Bankruptcy Code.

Although Delphi’s Chapter 11 Filing related solely to its U.S. operations, Delphi’s operations outside of the United States generally are profitable and cash flow positive. Nevertheless, we have been and will continue to seek to optimize our manufacturing footprint to lower our overall cost structure. In particular in recent years, we have been reducing our manufacturing footprint in Western Europe. We expect that such trend will continue. In particular, in February 2007 our Spanish subsidiary announced the planned closure of a chassis and steering products manufacturing facility in Cadiz, Spain. The facility has approximately 1,600 employees. Our Spanish subsidiary is exploring all strategic options to contain the costs associated with such closure. Delphi has not recognized any amounts related to this planned closure as of year end. However, based on the February 2007 announcement Delphi could incur costs for closure based upon the outcome of negotiations with the unions representing the affected employees.

Transformation Plan

On March 31, 2006, we announced our transformation plan centered around five key elements:

•	Labor — Obtain, through negotiations with our U.S. labor unions and GM, modifications to our collective bargaining agreements to transform to a competitive U.S. labor cost structure;

•	GM — Conclude negotiations with GM to finalize financial support for the legacy and labor costs we currently carry and to ascertain its business commitment to Delphi going forward;

•	Portfolio — Streamline our product portfolio and focus on those core technologies for which we believe we have significant competitive and technological advantages and make the necessary manufacturing alignment;

•	Cost Structure — Transform our salaried workforce to ensure that our organizational and cost structure is competitive and aligned with our product portfolio and manufacturing footprint; and

•	Pensions — Devise a workable solution to our current pension funding situation, whether by extending contributions to the pension trusts or otherwise.

  Labor

Since we entered into chapter 11 business reorganization, we have made substantial progress in reducing the size of our hourly workforce through negotiated attrition programs, implemented with the assistance of GM. Negotiations are ongoing regarding further modifications to the Company’s collective bargaining agreements to address future wage, benefit and staffing levels to transform to a competitive U.S. labor cost structure.

U.S. Hourly Special Attrition Programs

•	On March 22, 2006, Delphi, GM and the UAW entered into a three-party agreement establishing a special attrition program (the “UAW Special Attrition Program”), pursuant to which certain eligible Delphi U.S. hourly employees represented by the UAW were offered normal and early voluntary retirements with a $35,000 lump sum incentive payment paid by Delphi and reimbursed by GM. The program also provided a pre-retirement program for employees with at least 27 and fewer than 30 years of credited service. In addition, employees who elected to participate were eligible to retire as employees of Delphi or to flowback to GM and retire.

•	On June 5, 2006, Delphi, GM, and the UAW agreed on a supplemental agreement (the “UAW Supplemental Agreement”) that expanded the UAW Special Attrition Program to include a pre-retirement program for employees with 26 years of credited service and provided buyouts for UAW-represented hourly employees, (collectively, the UAW Special Attrition Program and UAW Supplemental Agreement are referred to herein as the “UAW Attrition Programs”). The buyout payments, depending on the amount of seniority or credited service, ranged from $40,000 to $140,000. GM has agreed to reimburse Delphi for one-half of these buyout payments and in exchange will receive an allowed prepetition general unsecured claim.

•	On June 16, 2006, Delphi, GM and the IUE-CWA reached agreement on the terms of a special attrition program (the “IUE-CWA Special Attrition Program”) which mirrored in all material respects the UAW Attrition Programs. The cash cost of the lump sum incentive payments of $35,000 per eligible employee and one-half of the $40,000 to $140,000 buyout payments will be paid by Delphi and reimbursed by GM. GM will receive an allowed prepetition general unsecured claim equal to the amount it reimburses Delphi for the buyout payments.

On May 8, 2006 and May 12, 2006, the Court entered an order and an amended order, respectively, approving the UAW Special Attrition Program. The UAW Supplemental Agreement and the IUE-CWA Special Attrition Program were approved by the Court on June 29, 2006, and on July 7, 2006, the Court entered the order approving the motion.

Approximately 21,800 U.S. hourly employees represented by the UAW were eligible for buyout payments, with approximately 14,700 of those employees eligible to participate in the retirement and pre-retirement programs. On September 26, 2006, Delphi announced results of the UAW Special Attrition Program and the UAW Supplemental Agreement among the UAW, GM and Delphi. Approximately 12,400 Delphi employees, representing approximately 84% of the retirement-eligible UAW workforce, elected to retire by January 1, 2007. Approximately 1,400 employees elected the buyout option.

Approximately 7,500 U.S. hourly employees represented by the IUE-CWA were eligible for buyout payments, with approximately 3,200 of those employees eligible to participate in the retirement and pre-retirement programs. On August 18, 2006, Delphi announced results of the special hourly attrition plan between Delphi, the IUE-CWA and GM. Approximately 6,200 Delphi employees, representing approximately 82% of the eligible IUE-CWA workforce, elected an attrition option within the program provisions.

Although during 2006 many traditional U.S. hourly employees elected to leave the Company, Delphi replaced a portion of such employees with either temporary replacements or hourly employees hired under the Company’s 2004 Supplemental Wage Agreement which provides for more competitive wages and benefits.

Delphi recorded U.S. employee special attrition program charges of approximately $2,955 million for the year ended December 31, 2006 comprised of special termination benefit charges of approximately $1,117 million for the pre-retirement and buyout portions of the cost of the special attrition programs and net pension and postretirement benefit curtailment charges of approximately $1,897 million offset by $59 million of a curtailment gain related to extended disability benefits. Refer to Note 16. U.S. Employee Special Attrition Program to the consolidated financial statements.

On May 18, 2006, Wilmington Trust Company (“Wilmington Trust”), as indenture trustee to the Debtors’ senior notes and debentures, filed a notice of appeal from the order approving the UAW Special Attrition Program (the “First Wilmington Trust Appeal”). On July 17, 2006, Wilmington Trust filed a notice of appeal from the order approving the UAW Supplemental Agreement and the IUE-CWA Special Attrition Program (the “Second Wilmington Trust Appeal”). On September 5, 2006, the parties to the First Wilmington Trust Appeal filed a stipulated motion to extend until October 27, 2006, the deadline for Wilmington Trust to file its opening brief. Such deadline was later extended until February 1, 2007. In recognition that Wilmington Trust’s objections to the UAW and IUE-CWA Special Attrition Programs might be mooted, on January 4, 2007, the parties sought entry of orders temporarily suspending all appellate litigation. On January 8, 2007, the federal district court presiding over the Second Wilmington Trust Appeal directed that the Second Wilmington Trust Appeal be placed on the court’s suspense docket. On January 29, 2007, the federal district court entered an order directing that the First Wilmington Trust Appeal be placed in suspense to provide the parties with an extended opportunity to reach consensual agreement. Pursuant to such order in the First Wilmington Trust Appeal, Wilmington Trust must file its opening brief for that matter by May 1, 2007, or provide the federal district court with a status report regarding negotiations by such date. Delphi does not expect the resolution of this matter to have a material impact on its financial statements.

Sections 1113 and 1114 Motion

On March 31, 2006, we initiated a “dual track” process to obtain authority to reject our collective bargaining agreements and certain unprofitable contracts with GM, while at the same time continuing discussions with our labor unions and GM. Specifically, on March 31, 2006, the Debtors filed a motion with the Court under sections 1113 and 1114 of the Bankruptcy Code seeking authority to reject U.S. labor agreements and to modify retiree benefits. A hearing on the section 1113 and 1114 motion commenced in May 2006 and continued into June. Since that time, the hearing on the 1113 and 1114 motion has been adjourned on several occasions with periodic chambers conferences being conducted in the interim to provide the Court with updates regarding the status of negotiations to consensually resolve the section 1113 and 1114 motion. Further proceedings on the motion are currently suspended until further order of the Court, provided, however, that the Court will promptly conduct a chambers conference within five business days of the termination of the either of the Equity Purchase Commitment Agreement (“EPCA”) or the Plan Framework Support Agreement (“PSA”) to set a hearing date on the motion as may be then requested by the Debtors. Representatives of certain unions whose labor agreements are subject to the motion, including the International Union, United Automobile, Aerospace and Agricultural Implement Workers of America (the “UAW”) and International Union of Electronic, Electrical, Salaried, Machine and Furniture Workers, Industrial Division of the Communication Workers of America, AFL-CIO, CLC (the “IUE-CWA”), have indicated that they received strike authorization and may call for a strike in the event that certain of the Debtors’ labor agreements are rejected pursuant to the Debtors’ pending motion.

Discussions with the Debtors’ stakeholders, including the unions and GM, are ongoing the goal of which is to reach a consensual resolution, but the parties have not yet reached comprehensive agreements. Under the suspension, no further action is anticipated until further order of the Court. Although consensual resolution has not yet been reached, we continue discussions with our labor unions and remain committed to achieving a consensual resolution to enable competitiveness in our core U.S. operations.

     GM

Separate from the attrition plans, on March 31, 2006, the Debtors filed a motion with the Court seeking authority to reject certain customer contracts with GM under section 365 of the Bankruptcy Code. The initial GM contract rejection motion covers approximately half of the North American annual purchase volume revenue from GM. The hearing on the motion was scheduled to commence on September 28, 2006, but was adjourned on several occasions with periodic chambers conferences being conducted in the interim to provide the Court with updates regarding the status of negotiations to consensually resolve the motion. Further proceedings on the motion are currently suspended until further order of the Court, provided, however, that the Court will promptly conduct a chambers conference within five business days of the termination of either the EPCA or the PSA to determine an appropriate schedule with respect to any hearing on the motion, as may then be requested by the Debtors.

Also on March 31, 2006, the Company delivered a letter to GM initiating a process to reset the terms and conditions of more than 400 commercial agreements that expired between October 1, 2005 and March 31, 2006. To date, the Company has not unilaterally revised the terms and conditions on which it has been supplying parts to GM under expired contracts or filed additional contract rejection motions. As with our labor unions, we remain committed to reaching consensual resolution with GM on this and several issues pertaining to our transformation plan.

We are engaged in discussions with GM on multiple issues related to GM’s financial contribution to our transformation plan. On December 18, 2006, we entered into the PSA with Cerberus Capital Management, L.P., Appaloosa Management L.P., Harbinger Capital Partners Master Fund I, Ltd., Merrill Lynch, Pierce, Fenner & Smith, Incorporated, UBS Securities LLC and GM, which outlines a framework plan of reorganization, including an outline of the proposed financial recovery of the Company’s stakeholders and the treatment of certain claims asserted by GM, the resolution of certain pension funding issues and the corporate governance of reorganized Delphi. The PSA, as well as the economics and structure of the plan framework itself, is expressly conditioned on reaching consensual agreements with Delphi’s U.S. labor unions and GM. In the PSA, Delphi and GM have expressly acknowledged their intent to pursue agreements, concerning, among other matters:

•	Triggering of the GM guarantees with respect to certain benefit obligations that Delphi has to certain of its unionized orders;

•	Assumption by GM of certain post retirement health and life insurance obligations for certain Delphi hourly employees;

•	Funding of Delphi’s underfunded pension obligations;

•	Provision of flowback opportunities at certain GM facilities for certain Delphi employees;

•	GM’s payment of certain retirement incentives and buyout costs under current or certain future attrition programs for certain Delphi employees;

•	GM’s payment of mutually negotiated buy-downs;

•	GM’s payment of certain labor costs for Delphi employees;

•	A revenue plan governing certain other aspects of the commercial relationship between Delphi and GM;

•	The wind-down of certain Delphi facilities and the sales of certain Delphi business lines and sites;

•	Delphi’s support for GM’s efforts to resource products purchased by GM;

•	Licensing of Delphi’s intellectual property to GM for GM’s benefit;

•	Treatment of certain environmental issues at properties transferred to Delphi at the time of Delphi’s separation from GM;

•	Treatment of normal course items, such as warranty, recall, and product liability obligations; and

•	Treatment of all other prepetition executory contracts between Delphi and GM.

     Portfolio

As part of the transformation plan, we must focus our product portfolio on core technologies for which we have significant competitive and technological advantages, and which we expect to provide the greatest opportunities for increased growth and profitability.

On March 31, 2006, we identified core businesses where we believe we are able to provide the greatest support and differentiation to our customers in automotive, aftermarket, consumer electronics, and adjacent markets. Core product lines include controls and security, electrical/electronic architecture, entertainment and communications, powertrain, safety, and thermal. For further information refer to Item 1. Business — Products and Competition in this Annual Report.

We also identified non-core product lines that do not fit into our future strategic framework and which we are seeking to sell or wind-down. The sale and wind-down process is being conducted in consultation with our customers, labor unions and other stakeholders to carefully manage the transition of affected product lines. The disposition of any U.S. operations is also being accomplished in accordance with the requirements of the Bankruptcy Code and union labor contracts. We also have begun consultations with the works councils in accordance with applicable laws regarding any sale or wind-down of our operations in Europe.

Non-core product lines include brake and chassis systems, catalysts, cockpits and instrument panels, door modules and latches, ride dynamics, steering, halfshafts, and wheel bearings. With the exception of catalysts with approximately $260 million of 2006 net sales, which is included in the Powertrain Systems segment, and the Steering segment with approximately $2.6 billion of 2006 net sales, these non-core product lines are included in the Company’s Automotive Holdings Group segment, refer to Note 21. Segment Reporting to the consolidated financial statements. We continually evaluate our product portfolio and could retain these or exit certain other businesses depending on market forces or cost structure changes. In connection with the Company’s ongoing evaluation, the Company has recently decided that power products no longer fits within its future product portfolio. Therefore, effective November 1, 2006, responsibility for the power products business line was moved to Delphi’s Automotive Holdings Group and it is considered a non-core product line. We intend, subject to obtaining union and Court approval as necessary, to sell or wind-down non-core product lines and manufacturing sites by early 2008. As a result, we have assessed the non-core product lines for impairment, and as described in further detail in Note 9. Property, Net to the consolidated financial statements, we recorded asset impairment charges related to long-lived assets held for use primarily in our Automotive Holdings Group and Steering segments, in the amount of approximately $215 million.

We will work diligently to assure that our transformation is seamless and transparent and that quality, delivery and customer satisfaction are not negatively impacted.

     Cost Structure

As part of a comprehensive restructuring plan to improve overall competitiveness, we recognize the need to reduce selling, general and administrative costs, both to size these costs with the rationalized product portfolio and to increase overall competitiveness. As announced in the March 31, 2006 transformation plan, we expect to reduce our global salaried workforce as a result of portfolio and product rationalizations. Other initiatives include realigning certain salaried benefit programs and modifying our pension plans (discussed below in the Pensions Update). At the same time, salaried health care plans have been restructured to implement increased employee cost sharing.

We have identified cost saving opportunities along with the planned portfolio and product rationalizations and plans to reduce our global salaried workforce by using existing salaried separation pay programs. We believe that once the plan is fully implemented, we should realize selling, general and administrative cost savings in addition to savings realized from competitive measures planned for our core businesses and the disposition of non-core assets.

     Pensions

One of the goals of our transformation plan is to retain existing pension plans for vested hourly and salaried workers. In order to do so, management and the Board of Directors are considering freezing those plans and adopting or modifying defined contribution plans to include flexibility for both direct Company contributions and Company matching employee contributions. In addition, once we emerge from chapter 11, as part of our transformation plan, we will need to fund our U.S. defined benefit pension plans.

     Overall Transformation

Achievement of our transformation objectives in most instances requires the support of our key stakeholders, including GM, our labor unions and our creditors and the approval of the Court. Upon the conclusion of this process, we expect to emerge from chapter 11 as a stronger, more financially sound business, well-positioned to advance global enterprise objectives.

However, there are a number of risks and uncertainties inherent in the chapter 11 process, including those detailed in Part I, Item 1A. Risk Factors in this Annual Report. In addition, we cannot assure that potential adverse publicity associated with the Chapter 11 Filings and the resulting uncertainty regarding our future prospects will not materially hinder our ongoing business activities and our ability to operate, fund and execute our business plan by impairing relations with existing and potential customers; negatively impacting our ability to attract, retain and compensate key executives and associates and to retain employees generally; limiting our ability to obtain trade credit; and impairing present and future relationships with vendors and service providers.

Although we expect to file a reorganization plan, based on the understandings and principles set forth in the PSA and the EPCA between Delphi and affiliates of Cerberus Capital Management, L.P., Appaloosa Management L.P., Harbinger Capital Partners Master Fund I, Ltd., as well as Merrill Lynch, Pierce, Fenner & Smith, Incorporated and UBS Securities LLC, that provides for emergence from chapter 11 in mid-2007, there can be no assurance that a reorganization plan will be proposed by the Company in that timeframe, or confirmed by the Court, or that any such plan will be consummated. See Item 1 — Business, Framework Agreement with Potential Plan Investors and Note 2. Transformation Plan and Chapter 11 Bankruptcy to the consolidated financial statements, for more details.

Overview of Performance During 2006

	Year Ended
	December 31,
	2006		2005		Change
	(dollars in millions)

Net sales:
General Motors and affiliates	$11,636	44%	$12,860	48%	$(1,224)
Other customers	14,756	56%	14,087	52%	669

Total net sales	$26,392		$26,947		$(555)

Net loss	$(5,464)		$(2,357)		$(3,107)

Our non-GM sales in 2006, including the impact of migration during the period of certain product programs from direct sales to GM to sales to customers which ultimately sell our products to GM as a sub-assembly of their final part (“Tier I”), increased 5% from 2005 and represented 56% of total net sales. In 2006, GM sales decreased 10% from 2005 and represented 44% of total net sales. We benefited from the steady growth of our non-GM business and have continued to diversify our customer base through sales of technology-rich products and systems-based solutions for vehicles. The increased net loss for 2006 included $2,955 million of U.S. employee special attrition program charges (see Note 16. U.S. Employee Special Attrition Program to the consolidated financial statements). Despite the continued growth of our non-GM business, we continue to experience poor financial performance. Delphi believes that several significant issues have largely caused this financial performance, including (a) a competitive U.S. vehicle production environment for domestic original equipment manufacturers resulting in the reduced number of motor vehicles that GM, our largest customer, produces annually in the U.S. and pricing pressures; (b) increasing commodity prices; (c) U.S. labor legacy liabilities and noncompetitive wage and benefit levels; and (d) restrictive collectively bargained labor agreement provisions which inhibit Delphi’s responsiveness to market conditions, including exiting non-strategic, non-profitable operations or flexing the size of our unionized workforce when volume decreases.

In light of the current economic climate in the U.S. automotive industry, Delphi is facing considerable challenges due to revenue decreases and related pricing pressures stemming from a substantial reduction in GM’s North American vehicle production in recent years. Although Delphi has shown growth in its non-GM business, these gains are more than offset by the decrease of GM sales. Our sales to GM have declined since our separation from GM principally due to declining GM production, the impact of customer driven price reductions and the elimination of non-profitable businesses, as well as GM’s diversification of its supply base and ongoing changes in our content per vehicle and the product mix purchased. In 2006, GM North America produced 4.4 million vehicles, excluding CAMI Automotive Inc., New United Motor Manufacturing, Inc. and HUMMER brand vehicle production, a decrease of 4.0% from 2005 production levels. Our GM North America content per vehicle for 2006 was $2,177, 6% lower than the $2,326 content per vehicle for 2005. The reduction in content per vehicle is driven by the impact of price decreases coupled with the wind-down of certain GM product programs.

During 2006, we continued to be challenged by commodity cost increases, most notably aluminum, copper, resins and steel. We have been seeking to manage these cost pressures using a combination of strategies, including working with our suppliers to mitigate costs, seeking alternative product designs and material specifications, combining our purchase requirements with our customers and/or suppliers, changing suppliers and other means. In the case of copper and to a lesser extent platinum group metals, which primarily affect the Electrical/Electronic Architecture segment and the Powertrain Systems segment, respectively, contract commodity escalation clauses have enabled us to pass on some of the price increases to our customers and thereby partially offset the impact of contractual price reductions on net sales for the related products, though in some cases there is a lapse of time before we are able to pass price increases through to our customers. However, despite our efforts, surcharges and other cost increases, particularly when necessary to ensure the continued financial viability of a key supplier, had the effect of reducing our earnings during 2006. We will seek to negotiate these cost increases and related prices with our customers, but if we are not successful, our operations in future periods may be adversely affected. Except as noted above, our overall success in passing commodity cost increases on to our customers has been limited. As contracts with our customers expire, we will seek to renegotiate terms in order to recover the actual commodity costs we are incurring.

Acquisitions and Divestitures

     Global Battery Product Line Sale

On June 30, 2005, Delphi reached final agreement to sell its global battery product line, with the exception of two U.S. operations, to Johnson Controls Inc. (“JCI”), for approximately $203 million. The transaction, comprised of net assets totaling approximately $171 million, including approximately $8 million of cash, closed July 1, 2005. On September 29, 2005, a final purchase price adjustment was agreed to by JCI and Delphi and as a result, JCI paid additional proceeds of approximately $12 million to Delphi. In connection with the transaction, Delphi entered into a contract manufacturing supply arrangement, becoming a Tier II supplier to JCI, and began supplying batteries from its two U.S. plants to JCI for a transition period ending on or before November 30, 2007. The receipt of the $215 million cash purchase price was not contingent upon completion of future events.

The business sold generated approximately $463 million annually in consolidated revenues. Delphi recognized a gain on the sale of the battery business of $44 million in 2005. In addition, valuation adjustments of $24 million were recorded, reducing the carrying value of the retained assets of the battery product line. Of the $24 million, $4 million was recorded in cost of sales, $2 million was recorded in selling, general and administrative, and $18 million was recorded in depreciation and amortization expense.

In conjunction with the sale of its battery business, Delphi entered into an agreement with GM, the principal battery customer, under which Delphi could receive up to $30 million through 2008 if certain performance criteria are met. Delphi received $11 million in cash in 2005 related to this agreement, approximately $7 million of which was recognized as a reduction of cost of sales and the remaining approximately $4 million of which was recorded as deferred income as it relates to price reductions over the next three years.

Delphi’s 2005 sale to JCI of its global battery product line, with the exception of two U.S. operations, contemplated a future possible transfer of certain of the operating assets of Delphi’s New Brunswick, New Jersey manufacturing facility (the “New Brunswick Facility”), which was one of the remaining U.S. plants supplying batteries to JCI under a manufacturing supply agreement. In connection with the anticipated transfer of its New Brunswick operations to JCI, on May 25, 2006, Delphi entered into an agreement with the IUE-CWA and its Local 416, which included an attrition plan with respect to the hourly employees of the New Brunswick Facility (the “Attrition Plan”). This agreement and the Attrition Plan was approved by the Court on June 19, 2006. On August 1, 2006, Delphi sold JCI certain assets related to the New Brunswick Facility free and clear of liens, claims, and encumbrances in exchange for JCI’s payment to Delphi of $1 plus approximately $4 million for certain inventory, and Delphi implemented the Attrition Plan (collectively, the “Transaction”). Pursuant to the May 2006 agreement, Delphi agreed to the continuation and transition of supply of battery products to JCI from Delphi’s remaining U.S. battery manufacturing facility located in Fitzgerald, Georgia (“Fitzgerald”) pursuant to a component supply agreement entered into in connection with the initial sale in 2005. The sale of the New Brunswick Facility resulted in a loss of approximately $1 million, which was recorded in cost of sales. JCI paid Delphi approximately $13 million to reimburse Delphi for a significant portion of the amounts to be spent under the Attrition Plan, which was recorded as a reduction to U.S. employee special attrition program charges.

In August 2006, Delphi received approximately $10 million related to the 2005 agreement between Delphi and GM, $6 million was recognized as a reduction of costs, with approximately $4 million recorded as a reduction of cost of sales and approximately $2 million recorded as a reduction to U.S. employee special attrition program charges. Approximately $4 million was recorded as deferred income as it relates to price reductions over the next two years. Delphi anticipates receiving continued economic support from GM related to future price reductions on batteries produced at Fitzgerald and the transition of battery supply from Fitzgerald to JCI.

     Other Acquisitions and Divestitures

In the second quarter 2006, Delphi’s Thermal Systems segment made an additional investment in Shanghai Delphi Automotive Air Conditioning Co. (“SDAAC”) for approximately $14 million, which increased its equity ownership interest in SDAAC from 34 percent to 50 percent. SDAAC’s annual revenues for 2005 were approximately $133 million. In the third quarter of 2006 Delphi obtained a controlling management interest in SDAAC and began consolidating the entity. Prior to obtaining a controlling management interest, the entity was accounted for using the equity method.

Also in the third quarter of 2006, Delphi’s Electronics and Safety division sold certain of its assets in MobileAria, a consolidated entity, which resulted in a gain of $7 million which has been recognized as a reduction of cost of sales.

Results of Operations

     2006 versus 2005

Consolidated Results of Operations

Net Sales

The Company’s net sales by product segment and in total for the years ended December 31, 2006 and 2005 were as follows:

	Years Ended
	December 31,
				%
Product Segment	2006	2005	Change	Change
	(dollars in millions)

Electronics and Safety	$4,899	$5,120	$(221)	(4%)
Powertrain Systems	5,218	5,310	(92)	(2%)
Electrical/Electronic Architecture	5,365	5,310	55	1%
Thermal Systems	2,387	2,341	46	2%
Steering	2,592	2,612	(20)	(1%)
Automotive Holdings Group	5,635	5,692	(57)	(1%)
Corporate and Other (a)	296	562	(266)	(47%)

Consolidated net sales	$26,392	$26,947	$(555)	(2%)

(a)	Corporate and Other includes the elimination of inter-segment transactions. Additionally, Corporate and Other includes the Product and Service Solutions business, which is comprised of independent aftermarket, diesel aftermarket, original equipment service, consumer electronics and medical systems.

Net Sales. Total sales for 2006 decreased $555 million primarily due to lower customer production schedules, unfavorable sales mix, and the net of new and lost business of $648 million, as well as contractual price reductions of $427 million or 1.6%, partially offset by increased prices attributable to escalation clauses in our supply contracts for recovery of increased commodity costs (“commodity pass-through”) of $268 million and a favorable foreign currency exchange of $185 million primarily driven by the Euro, Brazilian Real, Korean Won and Chinese Renmenbi.

GM sales decreased $1.2 billion, principally due to production volumes for GM North America, which declined by approximately 4% compared to the same period in 2005, the wind-down of certain GM product programs and sales mix of $1.2 billion, as well as the migration during the period of certain product programs from sales to GM to sales to Tier I customers. Sales were further decreased due to contractual price reductions and the sale of the global battery product line. The GM sales decrease was partially offset by GM’s buildup of inventory for certain parts in the first half of 2006, commodity pass-through of $129 million, particularly copper and to a lesser extent platinum group metals, as well as favorable foreign currency exchange of $44 million, primarily driven by the Euro, Brazilian Real, Korean Won and Chinese Renmenbi.

Other customer sales increased by $669 million in 2006 to 56% of total sales. This other customer sales increase was primarily due to increased customer production schedules and new business from diversifying our global customer base of $417 million, primarily in Asia Pacific, favorable foreign exchange of $141 million and commodity pass-through of $139 million. Other customer sales in Asia Pacific grew by approximately $625 million or 52%, including effects of foreign currency exchange, compared to 2005. Included in this increase in other customer sales is $96 million of additional sales from our joint venture, SDAAC in the

Thermal Systems product segment. Effective July 1, 2006, we acquired a controlling position in SDAAC; prior to obtaining management control, our investment in SDAAC was accounted for using the equity method. To a lesser extent, the other customer sales increase was affected by the migration of certain chassis component product programs from sales to GM to sales to Tier I customers of approximately $124 million. Offsetting these increases in other customer sales were contractual price reductions.

Operating Results

The Company’s operating results by product segment and in total for the years ended December 31, 2006 and 2005 were as follows:

	Years Ended
	December 31,
Product Segment	2006	2005	Change
	(dollars in millions)

Electronics and Safety	$252	$228	$24
Powertrain Systems	(47)	(406)	359
Electrical/Electronic Architecture	(110)	248	(358)
Thermal Systems	(109)	(57)	(52)
Steering	(127)	(215)	88
Automotive Holdings Group	(688)	(1,027)	339
Corporate and Other (a)	(4,029)	(942)	(3,087)

Consolidated operating loss	$(4,858)	$(2,171)	$(2,687)

Consolidated gross margin	3.7%	4.6%

(a)	Corporate and Other includes the unallocated expenses of corporate administration, other expenses and income of a non-operating or strategic nature, elimination of inter-segment transactions and charges related to U.S. employee special attrition programs. Additionally, Corporate and Other includes the Product and Service Solutions business, which is comprised of independent aftermarket, diesel aftermarket, original equipment service, consumer electronics and medical systems.

Consolidated operating loss includes Gross Margin; U.S. Employee Special Attrition Program Charges; Selling, General and Administrative expenses; Depreciation and Amortization expenses; Long-Lived Asset Impairment Charges and Goodwill Impairment Charges as discussed below. Gross margin percentage is defined as net sales less cost of sales (which exclude depreciation and amortization expense) divided by net sales.

Gross Margin Our gross margin decreased to $976 million or 3.7% in 2006 compared to gross margin of $1.2 billion or 4.6% in 2005. The gross margin decrease was primarily due to lower vehicle production and unfavorable product mix of approximately $567 million, partially attributable to an approximate 4% reduction in GM North America vehicle production. Additionally, contractual price reductions of approximately $427 million caused gross margin decreases. Offsetting these decreases were improvements in operational efficiencies of approximately $678 million, achieved despite increases in commodity prices such as copper, steel and resins/chemicals that could not be fully passed through to the customer. These improvements included approximately $137 million due to lower wage temporary hourly employees hired in the U.S. to replace employees leaving under the UAW Attrition Programs and IUE-CWA Special Attrition Program, and the unfavorable impact of increases in wage and benefit economics for the traditional U.S. legacy workforce of approximately $181 million. Also included in the improvements in operational efficiencies were improvements in both material and manufacturing efficiencies, partially offset by the manufacturing inefficiencies related to the large scale transition of our workforce from traditional employees to temporary labor. In addition, an increase in postemployment benefit accruals for other than temporarily idled employees in 2005 that was not repeated in 2006 resulted in a favorable impact to cost of sales by approximately $204 million.

U.S. Employee Special Attrition Program Charges Delphi recorded postretirement wage and benefit charges of approximately $3.0 billion during 2006 for the pre-retirement and buyout portions of the special attrition programs for UAW- and IUE-CWA-represented hourly employees. These charges included net pension and postretirement benefit curtailment charges of $1.9 billion offset by $59 million of a curtailment gain related to extended disability benefits for the year ended December 31, 2006, in U.S. employee special attrition program charges as well as special termination benefit charges of approximately $1.1 billion. The curtailment charges are primarily due to reductions in anticipated future service as a result of the employees electing to participate in the program. The special termination benefit charges were for the pre-retirement and buyout portions of the cost of the special attrition programs for UAW- and IUE-CWA-represented hourly employees who elected to participate. As a result of the special attrition programs, Delphi determined that certain previously recorded accruals for postemployment benefits, representing the future cash expenditures expected during the period between the idling of affected employees and the time when such employees are redeployed, retire, or otherwise terminate their employment, were no longer necessary and accordingly we reduced such accruals by $108 million, which was recorded in cost of sales.

Selling, General and Administrative Expenses SG&A expenses of $1.6 billion, or 6.0% of total net sales for 2006 were essentially flat compared to $1.6 billion, or 6.1% of total net sales for 2005. The slight decrease as a percentage of total net sales in 2006 was primarily due to a reduction in information technology expense, a reduction in Corporate and Other expense attributable to a 9% year-over-year headcount reduction in the U.S. in 2006, as well as a reduction of expenses due to the sale of the global battery product line.

Depreciation and Amortization Expenses Depreciation and amortization was $1.1 billion for 2006 compared to $1.2 billion for 2005. The year-over-year decrease of $71 million was relatively flat and primarily reflects the impact of certain assets that were impaired in the fourth quarter of 2005, thereby reducing 2006 depreciation and amortization expense, lower capital spending at impaired sites and the effect of accelerated depreciation on assets nearing the end of their program life in 2005. In addition, total capital spending is down by approximately 39% versus 2005, also contributing to reduced depreciation and amortization expense.

Long-Lived Asset Impairment Charges Long-lived asset impairment charges related to the valuation of long-lived assets held for use were recorded in the amounts of approximately $215 million and $233 million during 2006 and 2005, respectively. In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” Delphi evaluates the recoverability of certain long-lived assets whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The 2006 charges primarily related to our Automotive Holdings Group and Steering segments and the 2005 charges primarily related to our Automotive Holdings Group, Electrical/Electronic Architecture, Steering and Thermal Systems segments. Refer to Note 9. Property, Net to the consolidated financial statements.

Goodwill Impairment Charges Goodwill impairment charges related to the purchased goodwill balance of approximately $390 million were recorded in 2005. In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” Delphi evaluates the recoverability of goodwill at least annually and any time business conditions indicate a potential change in recoverability. The 2005 charges primarily related to our Powertrain Systems segment. There were no goodwill impairment charges for 2006.

Interest Expense We recorded interest expense for 2006 of $429 million as compared to interest expense of $318 million for 2005. The increase in interest expense for 2006 was generally attributable to higher levels of debt as well as an increase in our overall financing costs. Approximately $148 million and $38 million of contractual interest expense related to outstanding debt, including debt subject to compromise, were not recognized in accordance with the provisions of SOP 90-7 in 2006 and 2005, respectively.

Other Income and Expense Other income for 2006 was $38 million as compared to other income of $50 million for 2005. The 2006 amount included increased non-Debtor interest income associated with additional cash and cash equivalents on hand, while the 2005 amount includes an $18 million gain on the sale of our investment in Akebono Brake Industry Company.

Reorganization Items We recorded bankruptcy-related reorganization expense of $92 million and $3 million during 2006 and 2005, respectively. Delphi incurred professional fees, primarily legal, directly related to the reorganization of $150 million during 2006. These costs were partially offset by interest income of $55 million from accumulated cash from the reorganization and $3 million of gains on the settlement of prepetition liabilities during 2006.

Taxes We recorded income tax expense for 2006 of $136 million as compared to $55 million of income tax benefit for 2005. Given the effect of the mix of earnings by jurisdiction and withholding tax, the annual effective tax rate changed year-over-year from 2.2% to (2.6%). We do not recognize income tax benefits on losses in our U.S. and certain other non-U.S. operations as, due to a history of operating losses, we have determined that it is more likely than not that these tax benefits will not be realized. In 2006, we also recorded valuation allowances of $40 million for additional non-U.S. operations for which it is no longer more likely than not that these tax benefits will be realized.

Results of Operations by Segment

Electronics and Safety

Electronics and Safety’s sales and operating results for the years ended December 31, 2006 and 2005 were as follows:

	Years Ended
	December 31,
						%
	2006		2005		Change	Change
	(dollars in millions)

Net sales:
General Motors and affiliates	$1,423	29%	$1,634	32%	$(211)	(13%)

Other customers	3,249	66%	3,207	63%	42	1%
Inter-segment	227	5%	279	5%	(52)	(19%)

Total Other and Inter-segment	3,476	71%	3,486	68%	(10)	—

Total net sales	$4,899		$5,120		$(221)	(4%)

Operating income	$252		$228		$24	11%
Gross margin	16.2%		15.2%

Net Sales Total sales for 2006 decreased $221 million from 2005 primarily due to lower customer production schedules, unfavorable sales mix, and the net of new and lost business of $69 million and contractual price reductions of $120 million. These decreases were partially offset by the favorable impact of foreign currency exchange rates by $32 million, primarily due to movements in the Euro and Korean Won.

The GM sales decrease for 2006 as compared to 2005 was primarily due to a decline in GM North America production schedules, unfavorable sales mix, and the net of new and lost business, including design improvements that reduce costs and corresponding sales $197 million, as well as contractual price reductions. GM sales included a slight impact from favorable currency exchange rates, primarily related to the Euro.

The other customers and inter-segment sales decreased slightly for 2006 as compared to 2005 due to contractual price reductions. Offsetting these decreases were increased customer production schedules and new business wins, primarily in Europe and Asia Pacific, of $127 million, and a favorable impact from currency exchange rates of $27 million, primarily the Euro and the Korean Won.

Operating Income/Loss The increased operating income for 2006 as compared to 2005 was impacted by material savings and improved manufacturing and engineering operations performance which increased operating results by $165 million. Operating income for 2006 also included a gain on the sale of MobileAria assets of approximately $7 million. In addition, 2006 operating income was favorably impacted by reduced warranty and depreciation and amortization expense. Offsetting the increase were a reduction in customer production schedules and unfavorable sales mix of $115 million as well as contractual price reductions of $120 million.

Powertrain Systems

Powertrain Systems’ sales and operating results for the years ended December 31, 2006 and 2005 were as follows:

	Years Ended
	December 31,
						%
	2006		2005		Change	Change
	(dollars in millions)

Net sales:
General Motors and affiliates	$1,667	32%	$1,924	36%	$(257)	(13%)

Other customers	3,220	62%	2,976	56%	244	8%
Inter-segment	331	6%	410	8%	(79)	(19%)

Total Other and Inter-segment	3,551	68%	3,386	64%	165	5%

Total net sales	$5,218		$5,310		$(92)	(2%)

Operating income (loss)	$(47)		$(406)		$359	88%
Gross margin	9.5%		9.9%

Net Sales Total sales for 2006 decreased $92 million from 2005 primarily due to the sale of our global battery product line in the third quarter of 2005 of $179 million, contractual price reductions of $118 million and design changes that reduced cost and corresponding sales of $52 million. The decrease in sales was partially offset by a $154 million increase in customer production schedules, sales mix, and the net of new and lost business, the favorable impact of foreign currency exchange of $53 million, related to the Brazilian Real, Chinese Renmenbi and Euro, as well as commodity pass-through of $49 million.

The GM sales decrease for 2006 as compared to 2005 was primarily due to a decline in GM production schedules, sales mix, and the net of new and lost business of $172 million, as well as contractual price reductions. Included in the GM sales decrease during 2006 was the sale of our global battery product line in the third quarter of 2005 of $40 million. Offsetting these sales decreases was a slightly favorable impact from currency exchange rates, primarily the Brazilian Real, and commodity pass-through of $17 million.

The other customers and inter-segment sales increase for 2006 as compared to 2005 was due to customer production schedule increases, sales mix, and the net of new and lost business of $288 million, primarily in Europe and Asia Pacific, as well as commodity pass-through of $32 million and a favorable $48 million impact from currency exchange rates, primarily driven by the Brazilian Real and the Chinese Renmenbi. Included in the net production schedule increases was a partial reduction to other customer and inter-segment sales from the sale of our global battery product line in the third quarter of 2005 of $139 million. Other customers and inter-segment sales were also unfavorably impacted by contractual price reductions.

Operating Income/Loss The operating loss decrease for 2006 as compared to 2005 was primarily attributable to a $368 million goodwill impairment charge recorded in 2005 and operational performance improvements of $217 million primarily manufacturing and material improvements. Offsetting these decreases were reductions in net customer production schedules, primarily GM offset by other customers, and sales mix of $50 million, contractual price reductions of $118 million, a $37 million gain on the sale of the global battery product line recognized in the third quarter of 2005, increased employee termination benefits and other exit costs of $35 million related to the consolidation of our U.S. locations, and the establishment of additional environmental reserves.

Electrical/Electronic Architecture

Electrical/Electronic Architecture’s sales and operating results for the years ended December 31, 2006 and 2005 were as follows:

	Years Ended
	December 31,
						%
	2006		2005		Change	Change
	(dollars in millions)

Net sales:
General Motors and affiliates	$1,772	33%	$1,910	36%	$(138)	(7%)

Other customers	3,420	64%	3,195	60%	225	7%
Inter-segment	173	3%	205	4%	(32)	(16%)

Total Other and Inter-segment	3,593	67%	3,400	64%	193	6%

Total net sales	$5,365		$5,310		$55	1%

Operating income (loss)	$(110)		$248		$(358)	(144%)
Gross margin	8.0%		14.9%

Net Sales The total sales increase of $55 million for 2006 as compared to 2005 was primarily due to commodity pass-through, primarily copper, of $187 million, as well as favorable foreign currency exchange of $63 million, primarily related to the Euro and the Brazilian Real. These increases in sales were partially offset by customer production schedules, sales mix, and the net of new and lost business of $30 million and contractual price reductions of $147 million.

The GM sales decrease for 2006 as compared to 2005 was primarily due to a decline in GM North America production schedules, sales mix and the net of new and lost business of $198 million, as well as contractual price reductions. The decrease was somewhat reduced by commodity pass-through and the impact of favorable currency exchange rates of $20 million, primarily related to the Brazilian Real.

The other customers and inter-segment sales increase for 2006 as compared to 2005 was due to customer production schedule increases, sales mix, and the net of new and lost business of $168 million, primarily in Europe and Asia Pacific, and commodity pass-through. Further driving the increase was the impact of favorable currency exchange rates of $43 million, primarily related to the Euro and the Brazilian Real. Offsetting the favorable volume, commodity pass-through and currency impacts were contractual price reductions.

Operating Income/Loss The operating loss for 2006 as compared to operating income for 2005 was the result of reductions in customer production schedules and sales mix of $136 million and contractual price reductions of $147 million. Results in 2006 were impacted by a challenging environment for the North American business which included a reduction GM North America production schedules and the absence of a competitive labor agreement in our U.S. operations to allow us to adjust our cost structure to the lower volume requirements, as well as $40 million increase in employee termination benefits and other exit costs related to our U.S. and selected western European operations. Results were also negatively impacted by global commodities markets, especially copper. Partially offsetting these decreases was minimal long-lived asset impairment charges recorded in 2006 versus $35 million recorded in 2005.

Thermal Systems

Thermal Systems’ sales and operating results for the year ended December 31, 2006 and 2005 were as follows:

	Years Ended
	December 31,
						%
	2006		2005		Change	Change
	(dollars in millions)

Net sales:
General Motors and affiliates	$1,430	60%	$1,519	65%	$(89)	(6%)

Other customers	842	35%	717	31%	125	17%
Inter-segment	115	5%	105	4%	10	10%

Total Other and Inter-segment	957	40%	822	35%	135	16%

Total net sales	$2,387		$2,341		$46	2%

Operating loss	$(109)		$(57)		$(52)	(91%)
Gross margin	4.0%		7.6%

Net Sales Total sales for 2006 increased $46 million from 2005 primarily due to the acquisition of a controlling position in SDAAC. SDAAC is a Chinese entity specializing in HVAC and powertrain cooling supply to the Chinese market. SDAAC’s revenue included in Thermal Systems operating results beginning in the third quarter of 2006 was $96 million related to other customers. Additionally, sales increased due to a favorable impact from commodity pass-through of $18 million and favorable foreign currency exchange of $18 million, mostly offset by customer production schedules, sales mix and the net of new and lost business of $61 million and contractual price reductions of $25 million.

The GM sales decrease for 2006 as compared to 2005 was primarily due to a decline in GM North America production schedules and the net of new and lost business of $103 million, as well as contractual price reductions. The decrease was partially reduced by commodity pass-through of $16 million, related to aluminum and copper, and the slightly favorable impact of currency exchange rates related to the Brazilian Real and Euro.

The other customer and inter-segment sales increase for 2006 as compared to 2005 was primarily driven by the acquisition of a controlling position in SDAAC discussed above. Excluding the impact of the SDAAC acquisition, other customers and inter-segment sales were further improved by additional customer production schedules and the net of new and lost business of $37 million from increasing business in North and South America. Favorable foreign exchange of $12 million, related to the Brazilian Real and Euro, and commodity pass-through were partially offset by contractual price reductions for a combined net increase to sales of $5 million.

Operating Income/Loss The increase in operating loss for 2006 as compared to 2005 was impacted by a reduction in customer production schedules and sales mix of $31 million and contractual price reductions of $25 million. As Thermal Systems continues to transform operations, it incurred costs related to additional employee termination benefit and other exit costs of $61 million, as well as increases to environmental reserves in the U.S. Additionally, during the third quarter of 2006 Thermal Systems began experiencing quality issues regarding parts that were purchased from one of Delphi’s suppliers and subsequently established warranty reserves to cover the cost of various repairs that may be implemented. Delphi is actively negotiating with the customer most affected by the issue to determine our ultimate cost as well as the supplier to determine if any portion of the liability is recoverable. Operating income in 2006 was also disproportionately affected by Thermal System’s ongoing investments in new markets. Favorable operating performance, primarily in material and manufacturing, and reduced depreciation and amortization expense offset the increased warranty and new market investment and provided a net favorable impact of $65 million.

Steering

Steering’s sales and operating results for the years ended December 31, 2006 and 2005 were as follows:

	Years Ended
	December 31,
						%
	2006		2005		Change	Change
	(dollars in millions)

Net sales:
General Motors and affiliates	$1,596	62%	$1,637	63%	$(41)	(3%)

Other customers	866	33%	850	32%	16	2%
Inter-segment	130	5%	125	5%	5	4%

Total Other and Inter-segment	996	38%	975	37%	21	2%

Total net sales	$2,592		$2,612		$(20)	(1%)

Operating income (loss)	$(127)		$(215)		$88	41%
Gross margin	5.1%		2.9%

Net Sales Total sales for 2006 decreased $20 million from 2005 primarily due to reduced customer production schedules, sales mix, the net of new and lost business and design changes of $5 million; contractual price reductions of $12 million and a reduction in commodity pass-through of $6 million. These decreases were partially offset by a slight favorable foreign currency exchange.

The GM sales decrease for 2006 as compared to 2005 was primarily due to a decline in customer production schedules, sales mix, and the net of new and lost business of $31 million, including the migration during the period of certain product programs from sales to GM to sales to Tier I customers. GM sales decrease was also due to contractual price reductions and a reduction in commodity pass-through, partially offset by a slightly favorable impact from currency exchange rates.

The other customers and inter-segment sales increase for 2006 as compared to 2005 was due to changing customer production schedules (non-U.S. improvements offset by reductions in the U.S.), sales mix, and the net of new and lost business of $25 million, including the migration during the period of certain product programs from sales to GM to sales to Tier I customers. The new business growth was driven primarily by opportunities in China. Offsetting this increase were contractual price reductions.

Operating Income/Loss The reduction in operating loss for 2006 as compared to 2005 was impacted by operational performance improvements, primarily in material and manufacturing, of $97 million, as well as a reduction in costs for idled U. S. hourly workers who receive nearly full pay and benefits of $42 million. Offsetting these favorable items were reductions in customer production schedules and unfavorable sales mix of $51 million, contractual price reductions of $12 million and employee termination benefit and other exit costs.

Automotive Holdings Group

Automotive Holdings Group’s sales and operating results for the years ended December 31, 2006 and 2005 were as follows:

	Years Ended
	December 31,
						%
	2006		2005		Change	Change
	(dollars in millions)

Net sales:
General Motors and affiliates	$3,139	56%	$3,426	60%	$(287)	(8%)

Other customers	2,088	37%	1,771	31%	317	18%
Inter-segment	408	7%	495	9%	(87)	(18%)

Total Other and Inter-segment	2,496	44%	2,266	40%	230	10%

Total net sales	$5,635		$5,692		$(57)	(1%)

Operating income (loss)	$(688)		$(1,027)		$339	33%
Gross margin	(1.3%)		(6.9%)

Net Sales Total sales for 2006 decreased $57 million from 2005 primarily due to customer production schedules, sales mix, and the net of new and lost business of $64 million and contractual price reductions of $31 million, partially offset by a favorable impact from commodity pass-through of $24 million and favorable currency exchange rates of $14 million.

GM sales decreased for 2006 as compared to 2005 primarily due to the migration of certain product programs from direct sales to GM to sales to Tier 1 customers, the exit of certain plants and products (operations other than our chassis products and interiors product operations) and contractual price reductions. The increase in other customer and inter-segment sales in 2006 was substantially impacted by the migration of certain product programs from sales to GM to sales to Tier I customers.

Operating Income/Loss The operating loss improvement for 2006 as compared to 2005 was impacted by operational performance improvements, primarily in manufacturing, of $324 million, as well as a reduction in costs for idled U.S. hourly workers who receive nearly full pay and benefits of $69 million. Offsetting these improvements were the impacts of volume reductions and sales mix, long-lived asset impairment charges and the establishment of additional environmental reserves.

Corporate and Other

Corporate and Other includes the expenses of corporate administration, other expenses and income of a non-operating or strategic nature, elimination of inter-segment transactions and charges related to U.S. employee special attrition programs (Refer to Note 16. U.S. Employee Special Attrition Program and Pension and Other Postretirement Benefits). Additionally, Corporate and Other includes the Product and Service Solutions business, which is comprised of independent aftermarket, diesel aftermarket, original equipment service, consumer electronics and medical systems.

Net Sales Corporate and Other sales 2006 were $296 million a decrease of $266 million compared to $562 million in 2005. The decrease is primarily related to the divestiture of our global battery product line, lower sales in our GM service parts organization business and a softening in the U.S. retail satellite radio market. Partially offsetting these decreases was a reduction of eliminations of inter-segment sale transactions of approximately $1.4 billion and $1.6 billion in 2006 and 2005, respectively.

Operating Income/Loss The operating loss for 2006 for Corporate and Other was $4.0 billion compared to $942 million for 2005. The increased loss was primarily due to U.S. employee special attrition program charges of $3.0 billion in 2006. Corporate allocations are recorded within the operating segment results based on budgeted amounts and any variances to budget (gains or losses) are recognized in the Corporate and Other segment as these variances to corporate expenses are not included in segment performance measurements. These amounts explain the remainder of the variance.

2005 versus 2004

Consolidated Results of Operations

Net Sales

The Company’s net sales by product segment and in total for the years ended December 31, 2005 and 2004 were as follows:

	Years Ended
	December 31,
				%
Product Segment	2005	2004	Change	Change
	(dollars in millions)

Electronics and Safety	$5,120	$5,322	$(202)	(4%)
Powertrain Systems	5,310	6,139	(829)	(14%)
Electrical/Electronic Architecture	5,310	5,520	(210)	(4%)
Thermal Systems	2,341	2,352	(11)	—
Steering	2,612	2,896	(284)	(10%)
Automotive Holdings Group	5,692	6,134	(442)	(7%)
Corporate and Other (a)	562	259	303	117%

Consolidated net sales	$26,947	$28,622	$(1,675)	(6%)

(a)	Corporate and Other includes the elimination of inter-segment transactions. Additionally, Corporate and Other includes the Product and Service Solutions business, which is comprised of independent aftermarket, diesel aftermarket, original equipment service, consumer electronics and medical systems.

Net Sales Total sales for 2005 decreased $1.7 billion from 2004 primarily due to decreased customer production schedules, sales mix and the net of new and lost business of $1.6 billion, and contractual price reductions of $454 million or 1.6%. These decreases were partially offset by favorable foreign currency exchange of $225 million primarily driven by the Euro and commodity pass-through of $120 million.

GM sales for 2005 decreased $2.6 billion from 2004 to 48%, principally due to an approximate 8% reduction in GM North America production schedules, the migration during the period of certain product programs from sales to GM to sales to Tier 1 customers, and the wind-down of certain GM product programs. GM sales were also unfavorably impacted by continued contractual price reductions, partially offset by commodity pass-through, as well as favorable foreign currency exchange of $76 million, principally the Euro.

Other customer sales for 2005 increased by $882 million from 2004 to 52% of total sales, including approximately $148 million resulting from favorable currency exchange rates, primarily due to the Euro. Excluding the effects of unfavorable foreign currency exchange, our other customer sales increased approximately $734 million. This other customer sales increase was primarily due to increased customer production schedules and new business from diversifying our global customer base of $754 million. Offsetting these increases in other customer sales were contractual price reductions, partially offset by commodity pass-through.

Operating Results

The Company’s operating results by product segment and in total for the years ended December 31, 2005 and 2004 were as follows:

	Years Ended
	December 31,
Product Segment	2005	2004	Change
	(dollars in millions)

Electronics and Safety	$228	$382	$(154)
Powertrain Systems	(406)	318	(724)
Electrical/Electronic Architecture	248	387	(139)
Thermal Systems	(57)	6	(63)
Steering	(215)	14	(229)
Automotive Holdings Group	(1,027)	(763)	(264)
Corporate and Other (a)	(942)	(826)	(116)

Consolidated operating loss	$(2,171)	$(482)	$(1,689)

Consolidated gross margin	4.6%	9.2%

(a)	Corporate and Other includes the unallocated expenses of corporate administration, other expenses and income of a non-operating or strategic nature and the elimination of inter-segment transactions. Additionally, Corporate and Other includes the Product and Service Solutions business, which is comprised of independent aftermarket, diesel aftermarket, original equipment service, consumer electronics and medical systems.

Consolidated operating loss includes Gross Margin; Selling, General and Administrative expenses; Depreciation and Amortization expenses; Long-Lived Asset Impairment Charges and Goodwill Impairment Charges as discussed below. Gross margin percentage is defined as net sales less cost of sales (which excludes depreciation and amortization expense) divided by net sales.

Gross Margin Our gross margin fell to 4.6% for 2005 compared to gross margin of 9.2% for 2004. Lower vehicle production and unfavorable product mix reduced gross margin by approximately $912 million, primarily attributable to an approximate 8% reduction in GM North America production schedules. Contractual price reductions resulted in price decreases of $454 million. The remaining decrease in gross margin was driven by design changes and an increase in costs for idled U.S. hourly workers who receive nearly full pay and benefits. These unfavorable variances were offset by operational efficiencies, primarily material and manufacturing efficiencies, of $405 million. This improvement in material and manufacturing operational efficiencies was achieved despite significant increases in commodity prices such as copper, steel and resins/chemicals that could not be fully passed through to the customer.

Selling, General and Administrative Expenses SG&A expenses were relatively flat at $1.6 billion, or 6.1% of total net sales for 2005, consistent with $1.6 billion for 2004.

Depreciation and Amortization Expenses Depreciation and amortization was relatively flat at year-over-year at $1.2 billion for 2005 compared to $1.1 billion for 2004.

Long-Lived Asset Impairment Charges Long-lived asset impairment charges related to the valuation of long-lived assets held for use were recorded in the amounts of approximately $233 million and $326 million during 2005 and 2004, respectively. In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” Delphi evaluates the recoverability of certain long-lived assets whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The 2005 charges primarily related to our Automotive Holdings Group, Electrical/Electronic Architecture, Steering and Thermal Systems segments and the 2004 charges primarily related to our Automotive Holdings Group and

Electrical/Electronic Architecture segments. Refer to Note 9. Property, Net to the consolidated financial statements.

Goodwill Impairment Charges Goodwill impairment charges related to the purchased goodwill balance were recorded in the amounts of approximately $390 million and $46 million during 2005 and 2004, respectively. In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” Delphi evaluates the recoverability of goodwill at least annually and any time business conditions indicate a potential change in recoverability. The 2005 charges related to our Powertrain Systems and Automotive Holdings Group segments and the 2004 charges related to our Thermal Systems and Steering segments.

Interest Expense We recorded interest expense for 2005 of $318 million as compared to interest expense of $232 million for 2004. The increase in interest expense for 2005 was generally attributable to higher levels of debt as well as an increase in our overall financing costs. Approximately $38 million of contractual interest expense related to outstanding debt, including debt subject to compromise, was not recognized in 2005 in accordance with the provisions of American Institute of Certified Public Accountants Statement of Position 90-7, “Financial Reporting by Entities in Reorganization under the Bankruptcy Code” (“SOP 90-7”).

Other Income and Expense Other income for 2005 was $50 million as compared to expense of $8 million for 2004. Other income in 2005 includes a gain on the sale of our investment in Akebono Brake Industry Company, which was accounted for as an available-for-sale marketable security. This sale resulted in the recognition of a realized gain of $18 million in other income and the reversal of the investment’s unrealized gain from other comprehensive income. In addition, interest income increased in 2005 associated with the additional cash equivalents on hand, particularly in the third quarter.

Reorganization Items We recorded bankruptcy related reorganization expense of $3 million during 2005. On October 8, 2005, the Company and certain of its U.S. subsidiaries filed voluntary petitions for reorganization relief under chapter 11 of the Bankruptcy Code. From October 8, 2005 through the end of the year Delphi incurred professional fees directly related to the reorganization of $28 million during 2005. These costs were partially offset by interest income of $11 million from accumulated cash from the reorganization, $8 million of gains on the settlement of prepetition liabilities, and $6 million of other reorganization income.

Taxes We recorded income tax benefit for the year ended December 31, 2005 of $55 million as compared to an income tax expense of $4.1 billion for the year ended December 31, 2004. During 2004 we recorded a valuation allowance of $4.7 billion against all of our net U.S. deferred tax assets as of December 31, 2004. During 2004 and continuing into 2005, the amount of pre-tax losses we incurred in the U.S. increased significantly due to lower vehicle manufacturer production volumes in the U.S., declining content per vehicle with GM in the U.S., and the fixed cost nature of our U.S. manufacturing operations. As a result, we re-evaluated the recoverability of our U.S. deferred tax assets. Due to our history of U.S. losses over the prior three years, combined with the U.S. operating outlook for the near to mid-term, we determined that we could no longer support realization of such amounts.

In addition, our 2004 income tax expense included $177 million of benefits recognized upon the completion of income tax audits for prior periods, including periods prior to the Separation. Under an agreement entered into with GM, in connection with the Separation, Delphi is responsible for all foreign income taxes and certain U.S. federal and state income taxes applicable to Delphi operations prior to the Separation. During the fourth quarter of 2004, GM resolved Internal Revenue Service audits for the tax years through 1997. Upon completion of this process, Delphi and GM determined the amounts due between Delphi and GM under the agreement and GM paid Delphi $4 million prior to December 31, 2004. At the conclusion of these discussions, we reevaluated the related tax reserves applicable to 1998 and prior tax periods and as a result determined that approximately $161 million of tax reserves were no longer necessary and an adjustment to reduce the reserve was recorded during the fourth quarter of 2004. Additionally, during the second quarter of 2004, the routine U.S. federal tax audit of our tax returns for the portion of 1999 following spin-off from GM and for 2000 was substantially completed. As a result of this audit, we made a tax payment in the third quarter of 2004 of approximately $9 million (including interest). Upon completion of the audit, we determined that approximately $12 million of tax reserves were no longer required and an adjustment to reduce the reserve was recorded during the second quarter of 2004.

Results of Operations by Segment

Electronics and Safety

Electronics and Safety’s sales and operating results for the years ended December 31, 2005 and 2004 were as follows:

	Years Ended
	December 31,
						%
	2005		2004		Change	Change
	(dollars in millions)

Net sales:
General Motors and affiliates	$1,634	32%	$2,128	40%	$(494)	(23%)

Other customers	3,207	63%	2,819	53%	388	14%
Inter-segment	279	5%	375	7%	(96)	(26%)

Total Other and Inter-segment	3,486	68%	3,194	60%	292	9%

Total net sales	$5,120		$5,322		$(202)	(4%)

Operating income (loss)	$228		$382		$(154)	(40%)
Gross margin	15.2%		16.9%

Net Sales Total sales for 2005 decreased $202 million from 2004 primarily due to contractual price reductions of $117 million, as well as reduced customer production schedules, unfavorable sales mix, and the net of new and lost business of $32 million. These increases were offset by favorable foreign currency exchange by $34 million, primarily related to the Euro.

The GM sales decrease for 2005 as compared to 2004 was primarily due to a decline in GM North America production schedules, unfavorable sales mix, and the net of new and lost business of $432 million, as well as contractual price reductions. GM sales included a slight impact from favorable currency exchange rates, primarily related to the Euro.

The other customers and inter-segment sales increase for 2005 as compared to 2004 was due to customer production schedule increases, favorable sales mix, and the net of new and lost business of $400 million, primarily in Europe and to a lesser extent Asia Pacific and North America, as well as $34 million from favorable currency exchange rates, primarily the Euro. These increases were offset by contractual price reductions.

Operating Income/Loss The decrease in operating income for 2005 as compared to 2004 was impacted by contractual price reductions of $117 million as well as a reduction in customer production schedules and unfavorable sales mix of $52 million. The remaining decrease in gross margin was primarily driven by design changes of $35 million. Offsetting these decreases were material savings and improved manufacturing and engineering operations performance which increased operating results by $139 million.

Powertrain Systems

Powertrain Systems’ sales and operating results for the years ended December 31, 2005 and 2004 were as follows:

	Years Ended
	December 31,
						%
	2005		2004		Change	Change
	(dollars in millions)

Net sales:
General Motors and affiliates	$1,924	36%	$2,521	41%	$(597)	(24%)

Other customers	2,976	56%	3,119	51%	(143)	(5%)
Inter-segment	410	8%	499	8%	(89)	(18%)

Total Other and Inter-segment	3,386	64%	3,618	59%	(232)	(6%)

Total net sales	$5,310		$6,139		$(829)	(14%)

Operating income (loss)	$(406)		$318		$(724)	(228%)
Gross margin	9.9%		14.0%

Net Sales Total sales for 2005 decreased $829 million from 2004 primarily due to a reduction in customer production schedules, sales mix, and the net of new and lost business of $766 million and contractual price reductions and design changes of $130 million. The sales decrease was partially offset by commodity pass-through of $33 million and a favorable impact from foreign currency exchange of $36 million, primarily due to the Euro.

The GM sales decrease for 2005 as compared to 2004 was primarily due to a decline in GM production schedules, the migration during the period of certain product programs from sales to GM to sales to Tier 1 customers, the sale of our global battery product line in the third quarter of 2005, sales mix, and the net of new and lost business of $575 million. Also reducing sales were contractual price reductions and design changes. Offsetting these decreases were a favorable impact from foreign currency exchange of $26 million, primarily due to the Euro, and a slight increase in commodity pass-through.

The other customers and inter-segment sales decrease for 2005 as compared to 2004 was due to customer production schedule increases, the sale of our global battery product line in the third quarter of 2005, sales mix, and the net of new and lost business of $191 million. Also reducing sales were contractual price reductions and design changes. Offsetting these decreases were commodity pass-through of $25 million and favorable currency exchange rates of $10 million, primarily driven by the Euro.

Operating Income/Loss The operating loss for 2005 as compared to operating income for 2004 was the result of a $368 million goodwill impairment charge and a reduction in customer production schedules and sales mix of $257 million. The remaining decrease was primarily driven by contractual price reductions, design changes, employee termination benefits and other exit costs, and the increased costs for idled U.S. hourly workers who receive nearly full pay and benefits. Offsetting these decreases were operational performance improvements in manufacturing and materials and a $37 million gain on the sale of the global battery product line in the third quarter of 2005.

Electrical/Electronic Architecture

Electrical/Electronic Architecture’s sales and operating results for the years ended December 31, 2005 and 2004 were as follows:

	Years Ended
	December 31,
						%
	2005		2004		Change	Change
	(dollars in millions)

Net sales:
General Motors and affiliates	$1,910	36%	$2,158	39%	$(248)	(11%)

Other customers	3,195	60%	3,158	57%	37	1%
Inter-segment	205	4%	204	4%	1	—

Total Other and Inter-segment	3,400	64%	3,362	61%	38	1%

Total net sales	$5,310		$5,520		$(210)	(4%)

Operating income (loss)	$248		$387		$(139)	(36%)
Gross margin	14.9%		16.9%

Net Sales Total sales for 2005 decreased $210 million from 2004 primarily due to customer production schedules, sales mix, and the net of new and lost business of $165 million, as well as contractual price reductions of $119 million. The decrease was partially offset by commodity pass-through, primarily copper, of $54 million and favorable foreign exchange of $85 million, primarily related to the Euro and the Brazilian Real.

The GM sales decrease for 2005 as compared to 2004 was primarily due to a decline in GM North America production schedules, sales mix and the net of new and lost business of $192 million, as well as contractual price reductions. The decrease was somewhat reduced by commodity pass-through. Further offsetting the decrease was favorable currency exchange of $24 million, primarily related to the Euro and the Brazilian Real.

The other customers and inter-segment sales increase for 2005 as compared to 2004 was due to the impact of favorable currency exchange rates of $61 million, primarily related to the Euro and the Brazilian Real, customer production schedule increases, sales mix, and the net of new and lost business of $27 million, and commodity pass-through. Offsetting the favorable currency impacts, commodity pass-through and volume were contractual price reductions.

Operating Income/Loss The operating income decrease for 2005 as compared to 2004 was impacted by a reduction in customer production schedules and sales mix of $138 million, contractual price reductions of $119 million and long-lived asset impairment. Offsetting these decreases were other operational performance items of $145 million, primarily material and manufacturing efficiencies.

Thermal Systems

Thermal Systems’ sales and operating results for the years ended December 31, 2005 and 2004 were as follows:

	Years Ended
	December 31,
						%
	2005		2004		Change	Change
	(dollars in millions)

Net sales:
General Motors and affiliates	$1,519	65%	$1,569	67%	$(50)	(3%)

Other customers	717	31%	666	28%	51	8%
Inter-segment	105	4%	117	5%	(12)	(10%)

Total Other and Inter-segment	822	35%	783	33%	39	5%

Total net sales	$2,341		$2,352		$(11)	—

Operating income (loss)	$(57)		$6		$(63)	(1,050%)
Gross margin	7.6%		10.1%

Net Sales Total sales for 2005 decreased $11 million from 2004 primarily due to contractual price reductions of $62 million. Offsetting this decrease was the impact of favorable foreign currency exchange of $30 million, primarily driven by the Euro, as well as commodity pass-through of $11 million. Additionally, customer production schedules, sales mix, and the net of new and lost business slightly increased sales by $10 million on a combined basis.

The GM sales decrease for 2005 as compared to 2004 was primarily due to a decline in GM North America production schedules, sales mix, and the net of new and lost business of $28 million, as well as contractual price reductions. The decrease was somewhat reduced by commodity pass-through of $10 million and the impact of favorable currency exchange rates of $15 million, primarily related to the Brazilian Real and the Euro.

The other customer and inter-segment sales increase for 2005 as compared to 2004 was primarily driven by an increase in customer production schedules, sales mix, and the net of new and lost business of $38 million, and the impact of favorable currency exchange rates of $15 million. Partially offsetting the favorable currency impacts were contractual price reductions.

Operating Income/Loss The operating loss increase for 2005 as compared to 2004 was impacted by contractual price reductions of $62 million, as well as a reduction in customer production schedules and sales mix of $22 million and long-lived asset impairment charges. Slightly offsetting these decreases was a net favorable impact between operational performance improvements offset by wage, benefit and other material economic increases.

Steering

Steering’s sales and operating results for the years ended December 31, 2005 and 2004 were as follows:

	Years Ended
	December 31,
						%
	2005		2004		Change	Change
	(dollars in millions)

Net sales:
General Motors and affiliates	$1,637	63%	$1,977	68%	$(340)	(17%)

Other customers	850	32%	813	28%	37	5%
Inter-segment	125	5%	106	4%	19	18%

Total Other and Inter-segment	975	37%	919	32%	56	6%

Total net sales	$2,612		$2,896		$(284)	(10%)

Operating income (loss)	$(215)		$14		$(229)	(1,636%)
Gross margin	2.9%		10.4%

Net Sales Total sales for 2005 decreased $284 million from 2004 primarily due to a reduction in customer production schedules, sales mix, and the net of new and lost business of $274 million and contractual price reductions of $23 million. These decreases were partially offset by favorable foreign currency exchange of $10 million, and a slight impact due to commodity pass-through.

The GM sales decrease for 2005 as compared to 2004 was primarily due to a decline in customer production schedules, the migration during the period of certain product programs from sales to GM to sales to Tier 1 customers, sales mix, and the net of new and lost business of $327 million, contractual price reductions and a slight decrease in commodity pass-through. These decreases were partially offset by a slight favorable impact from foreign currency exchange.

The other customers and inter-segment sales increase for 2005 as compared to 2004 was due to the migration during the period of certain product programs from sales to GM to sales to Tier 1 customers, sales mix, and the net of new and lost business of $53 million. Other customer and inter-segment sales were also favorably impacted slightly by commodity pass-through and foreign currency exchange. These increases were partially offset by contractual price reductions.

Operating Income/Loss The operating loss increase for 2005 as compared to 2004 was impacted by a reduction in customer production schedules, sales mix, and the net of new and lost business of $163 million, contractual price reductions of $23 million, an increase in costs for idled U.S. hourly workers who receive nearly full pay and benefits of $29 million and impairment of assets in two European sites of $27 million. Offsetting these decreases were operational performance improvements, primarily in manufacturing and material of $19 million, with gross performance of $118 million offset by unfavorable employee and commodity economics of $99 million.

Automotive Holdings Group

Automotive Holdings Group’s sales and operating results for the years ended December 31, 2005 and 2004 were as follows:

	Years Ended
	December 31,
						%
	2005		2004		Change	Change
	(dollars in millions)

Net sales:
General Motors and affiliates	$3,426	60%	$4,087	67%	$(661)	(16%)

Other customers	1,771	31%	1,406	23%	365	26%
Inter-segment	495	9%	641	10%	(146)	(23%)

Total Other and Inter-segment	2,266	40%	2,047	33%	219	11%

Total net sales	$5,692		$6,134		$(442)	(7%)

Operating loss	$(1,027)		$(763)		$(264)	(35%)
Gross margin	(6.9%)		1.0%

Net Sales Total sales for 2005 decreased $442 million from 2004 primarily due to a reduction in customer production schedules, sales mix, and the net of new and lost business $444 million. Contractual price reductions of $83 million further reduced sales in 2005. These decreases were partially offset by commodity pass-through of $23 million, as well as the impact of favorable foreign currency exchange of $13 million.

The GM sales decrease for 2005 as compared to 2004 was primarily due to a reduction in customer production schedules, sales mix, and the net of new and lost business, and contractual price reductions. The GM sales reductions were slightly offset by commodity pass-through and gains in non-GM sales. AHG’s sales are predominantly to GM or to other customers, primarily Tier I suppliers which ultimately sell our products to GM.

Operating Income/Loss The increased operating loss for 2005 as compared to 2004 was impacted by reductions in customer production schedules, sales mix, and the net of new and lost business of $265 million, contractual price reductions of $83 million, increases in idled workforce of $24 million and an inventory write-off of $40 million. Partially offsetting the decreases in operating income was a reduction of long-lived asset impairment charges of $181 million.

Corporate and Other

Corporate and Other includes the expenses of corporate administration, other expenses and income of a non-operating or strategic nature and elimination of inter-segment transactions. Additionally, Corporate and Other includes the Product and Service Solutions business, which is comprised of independent aftermarket, diesel aftermarket, original equipment service, consumer electronics and medical systems.

Net Sales Corporate and Other sales for 2005 were $562 million, an increase of $303 million, compared to $259 million for 2004. Elimination of inter-segment sale transactions was approximately $1.6 billion and $1.9 billion in 2005 and 2004, respectively.

Operating Income/Loss The operating loss for 2005 for Corporate and Other was $942 million, an increase of $116 million, compared with operating loss of $826 million for 2004. Corporate allocations are recorded within the operating segment results based on budgeted amounts and any variances to budget (gains or losses) are recognized in the Corporate and Other segment as these variances to corporate expenses are not included in segment performance measurements. These amounts explain the majority of the variance.

Liquidity and Capital Resources

Overview of Capital Structure

On January 9, 2007, Delphi successfully refinanced its prepetition and postpetition credit facilities obligations by entering into a Revolving Credit, Term Loan, and Guaranty Agreement (the “Refinanced DIP Credit Facility”) to borrow up to approximately $4.5 billion from a syndicate of lenders. The Refinanced DIP Credit Facility consists of a $1.75 billion first priority revolving credit facility (“Tranche A” or the “Revolving Facility”), a $250 million first priority term loan (“Tranche B” or the “Tranche B Term Loan” and, together with the Revolving Facility, the “First Priority Facilities”), and an approximately $2.5 billion second priority term loan (“Tranche C” or the “Tranche C Term Loan”). The Refinanced DIP Credit Facility was obtained to refinance both the $2.0 billion Amended and Restated Revolving Credit, Term Loan and Guaranty Agreement, dated as of November 21, 2005 and the approximately $2.5 billion outstanding on its $2.825 billion Five Year Third Amended and Restated Credit Agreement, dated as of June 14, 2005 (as amended, the “Prepetition Facility”).

The Refinanced DIP Credit Facility carries an interest rate at the option of Delphi of either the Administrative Agent’s Alternate Base Rate plus (i), with respect to Tranche A borrowings, 1.50%, (ii) with respect to Tranche B borrowings, 1.25%, and (iii) with respect to Tranche C borrowings, 1.75%, or London Interbank Borrowing Rate (“LIBOR”) plus (x), with respect to Tranche A borrowings, 2.50%, (y) with respect to Tranche B borrowings, 2.25%, and (z) with respect to Tranche C borrowings, 2.75%. The interest rate period can be set at a one-, three-, or six-month period as selected by Delphi in accordance with the terms of the Refinanced DIP Credit Facility. Accordingly, the interest rate will fluctuate based on the movement of the Alternate Base Rate or LIBOR through the term of the Refinanced DIP Credit Facility. The Refinanced DIP Credit Facility will expire on the earlier of December 31, 2007 and the date of the substantial consummation of a reorganization plan that is confirmed pursuant to an order of the Court. Borrowings under the Refinanced DIP Credit Facility are prepayable at Delphi’s option without premium or penalty.

The Refinanced DIP Credit Facility’s other terms and conditions remain relatively unchanged from the terms and conditions in the Amended DIP Credit Facility. The following paragraphs describe the capital structure throughout 2006.

On October 14, 2005, Delphi entered into a Revolving Credit, Term Loan and Guaranty Agreement (the “DIP Credit Facility”), as amended through November 13, 2006 (the “Amended DIP Credit Facility”), to borrow up to $2.0 billion from a syndicate of lenders arranged by J.P. Morgan Securities Inc. and Citigroup Global Markets, Inc., for which JPMorgan Chase Bank, N.A. is the administrative agent (the “Administrative Agent”) and Citicorp USA, Inc., is syndication agent (together with the Administrative Agent, the “Agents”). The Amended DIP Credit Facility consists of a $1.75 billion revolving facility and a $250 million term loan facility (collectively, the “Amended DIP Loans”). The Amended DIP Credit Facility carried an interest rate at the option of Delphi of either (i) the Administrative Agent’s Alternate Base Rate (as defined in the Amended DIP Credit Facility) plus 1.75% or (ii) 2.75% above the Eurodollar base rate, which is LIBOR. Accordingly, the interest rate would fluctuate based on the movement of the Alternate Base Rate or LIBOR through the term of the Amended DIP Loans. The Amended DIP Credit Facility was to expire on the earlier of October 8, 2007 or the date of the substantial consummation of a reorganization plan that is confirmed pursuant to an order of the Court. Borrowings under the Amended DIP Credit Facility were prepayable at Delphi’s option without premium or penalty.

On October 28, 2005, the Court granted the Debtors’ motion for approval of the DIP financing order. The DIP financing order granted final approval of the DIP Credit Facility, as amended at the time, final approval of an adequate protection package for the prepetition credit facilities (as described below) and the Debtors’ access to $2 billion in DIP financing subject to the terms and conditions set forth in the DIP financing documents, as amended. The adequate protection package for the prepetition credit facilities included, among other things: (i) an agreement by Delphi to pay accrued interest on the loans under the prepetition credit facilities on a monthly basis, (ii) the right of Delphi to pay this interest based on LIBOR, although any lender may require that interest on its loans be based on the alternative base rate if such lender waives all claims for interest at the default rate and any prepayment penalties that may arise under the prepetition credit facilities and (iii) an agreement by Delphi to replace approximately $90 million of letters of credit outstanding under the prepetition credit facilities with letters of credit to be issued under the Amended DIP Credit Facility.

The Amended DIP Credit Facility provided the lenders with a first lien on substantially all material tangible and intangible assets of Delphi and its wholly-owned domestic subsidiaries (however, Delphi only pledged 65% of the stock of its first-tier non-U.S. subsidiaries) and further provided that amounts borrowed under the Amended DIP Credit Facility would be guaranteed by substantially all of Delphi’s affiliated Debtors, each as debtor and debtor-in-possession. The amount outstanding at any one time was limited by a borrowing base computation as described in the Amended DIP Credit Facility. The borrowing base computation exceeded the Amended DIP Credit Facility availability at December 31, 2006. Borrowing base standards may be fixed and revised from time to time by the Administrative Agent in its reasonable discretion. The Amended DIP Credit Facility includes affirmative, negative and financial covenants that impose restrictions on Delphi’s financial and business operations, including Delphi’s ability to, among other things, incur or secure other debt, make investments, sell assets and pay dividends or repurchase stock. So long as the Facility Availability Amount (as defined in the Amended DIP Credit Facility) was equal to or greater than $500 million, the restrictions on investments, mergers and disposition of assets did not apply (except in respect of investments in, and dispositions to, direct or indirect domestic subsidiaries of Delphi that are not guarantors to the Amended DIP Credit Facility).

The covenants required Delphi to, among other things, (i) maintain a monthly cumulative minimum global earnings before interest, taxes, depreciation, amortization, reorganization and restructuring costs (“Global EBITDAR”), as defined, for each period beginning on January 1, 2006 and ending on the last day of each fiscal month through November 30, 2006, as described in the Amended DIP Credit Facility, and (ii) maintain a rolling 12-month cumulative Global EBITDAR for Delphi and its direct and indirect subsidiaries, on a consolidated basis, beginning on December 31, 2006 and ending on October 31, 2007, at the levels set forth in the Amended DIP Credit Facility. The Amended DIP Credit Facility contained certain defaults and events of default customary for debtor-in-possession financings of this type. Upon the occurrence and during the continuance of any default in payment of principal, interest or other amounts due under the Amended DIP Credit Facility, interest on all outstanding amounts is payable on demand at 2% above the then applicable rate. Delphi was in compliance with the Amended DIP Credit Facility covenants as of December 31, 2006.

As of November 21, 2005, the Amended DIP Credit Facility $250 million term loan was funded. As of December 31, 2006, there were no amounts outstanding under the Amended DIP Credit Facility revolving facility, but the Company had approximately $92 million in letters of credit outstanding under the Amended DIP Credit Facility revolving facility as of that date. The foregoing description of the Amended DIP Credit Facility is a general description only and is qualified in its entirety by reference to the Amended DIP Credit Facility, a copy of which was previously filed with the SEC. Refer to Note 14. Debt to the consolidated financial statements for additional information on the Refinanced DIP Credit Facility.

The Chapter 11 Filings also triggered early termination events under the European accounts receivables securitization program. On October 28, 2005, Delphi and the institutions sponsoring the European program entered into a preliminary agreement, which was then finalized on November 18, 2005, permitting continued use of the European program despite the occurrence of early termination events but with revised financial covenants and pricing. The early termination events included Delphi’s failure to satisfy the consolidated leverage ratio at September 30, 2005 and defaults related to its voluntary filing for reorganization relief under chapter 11 of the Bankruptcy Code. The program was extended on December 21, 2006 with a revised expiration date of December 20, 2007 with substantially the same terms and conditions. The renewed program has an availability of €178 million ($234 million at December 31, 2006 currency exchange rates) and £12 million ($24 million at December 31, 2006 currency exchange rates). As of December 31, 2006, outstanding borrowings under this program were approximately $122 million.

Additionally, although neither Delphi Trust I nor Delphi Trust II (collectively, the “Trusts,” and each a subsidiary of Delphi which issued trust preferred securities and whose sole assets consist of junior subordinated notes issued by Delphi), sought relief under chapter 11 of the United States Bankruptcy Code.

Delphi’s filing under chapter 11 of the Bankruptcy Code constituted an “early termination event,” pursuant to which the trusts were required to be dissolved in accordance with their respective trust declarations after notice of such liquidation was sent to each security holder. Law Debenture Trust Company of New York, as Trustee (“Law Debenture”), issued an initial notice of liquidation to the trust preferred security holders on August 17, 2006. On November 14, 2006, Law Debenture effected the termination of both trusts and liquidated the assets of each trust in accordance with the trust declarations. The trust preferred securities, each of which was represented by a global security held by Cede & Co. as nominee for the Depository Trust Company (“DTC”), were exchanged for a registered global certificate, also held by DTC or its nominee, representing the junior subordinated notes issued by Delphi and previously held by the Trusts. Each trust preferred security holder received an interest in the junior subordinated notes equal to the aggregate liquidation amount of trust preferred securities held by such holder as provided for in the trust declarations.

As of December 31, 2006, substantially all of our unsecured prepetition long-term debt was in default and is subject to compromise. The following table details our unsecured prepetition long-term debt subject to compromise, and our short-term and other debt not subject to compromise:

	Year Ended December 31,
	2006	2005
	(in millions)

Long-term debt subject to compromise:
Senior unsecured debt with maturities ranging from 2006 to 2029	$1,984	$1,984
Junior subordinated notes due 2033 (1)	391	—
Other debt	70	78

Total long-term debt subject to compromise	2,445	2,062

Short-term, other, and long-term debt not subject to compromise:
Prepetition revolving credit facility	1,507	1,506
Prepetition term loan, due 2011	985	984
Accounts receivable factoring	409	365
DIP term loan	250	—
European securitization	122	149
Other debt	66	113

Total short-term and other debt not subject to compromise	3,339	3,117

Other long-term debt, DIP term loan	—	250
Other long-term debt	49	23

Total debt not subject to compromise	3,388	3,390

Total outstanding debt	$5,833	$5,452

(1)	In conjunction with the liquidation of the Trusts on November 14, 2006, the interests of Delphi Trust I and Delphi Trust II in the junior subordinated notes were transferred to the holders of the trust preferred securities issued by the two Trusts.

Our cash flows from operations during a year are impacted by the volume and timing of vehicle production, which includes a halt in certain operations of our North American customers for approximately two weeks in July and one week in December and reduced production in July and August for certain European customers. We have varying needs for short-term working capital financing as a result of the nature of our business. We financed our working capital through a mix of committed facilities, including revolving credit facilities and receivables securitization programs, and uncommitted facilities, including bank lines and factoring lines.

Prepetition Indebtedness

The following should be read in conjunction with Note 14. Debt to the consolidated financial statements in this Annual Report.

Senior Unsecured Debt. Delphi had approximately $2.0 billion of unsecured debt at December 31, 2006. Pursuant to the requirements of SOP 90-7, as of the Chapter 11 Filings, deferred financing fees of $16 million related to prepetition debt are no longer being amortized and have been included as an adjustment to the net carrying value of the related prepetition debt at December 31, 2006 and 2005. The carrying value of the prepetition debt will be adjusted once it has become an allowed claim by the Court to the extent the carrying value differs from the amount of the allowed claim. The net carrying value of our unsecured debt includes $500 million of securities bearing interest at 6.55% that matured on June 15, 2006, $498 million of securities bearing interest at 6.50% and maturing on May 1, 2009, $493 million of securities bearing interest at 6.50% and maturing on August 15, 2013, $493 million of securities bearing interest at 7.125% and maturing on May 1, 2029.

Junior Subordinated Notes. Delphi previously had trust preferred securities that were issued by our subsidiaries, Delphi Trust I and Delphi Trust II. Delphi Trust I (“Trust I”) issued 10,000,000 shares of 8 1/4% Cumulative Trust Preferred Securities, with a liquidation amount of $25 per trust preferred security and an aggregate liquidation preference amount of $250 million. These securities were listed on the New York Stock Exchange under the symbol DPHRA and began trading on the Pink Sheets, a quotation source for over-the-counter securities on November 11, 2005. (Refer to Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations — Credit Ratings, Stock Listing in this Annual Report). The sole assets of Trust I were $257 million of aggregate principal amount of Delphi junior subordinated notes due 2033. Trust I was obligated to pay cumulative cash distributions at an annual rate equal to 8 1/4% of the liquidation amount on the preferred securities. As a result of the Chapter 11 Filings, payments of these cash distributions were stayed. Delphi Trust II (“Trust II”) issued 150,000 shares of Adjustable Rate Trust Preferred Securities with a five-year initial rate of 6.197%, a liquidation amount of $1,000 per trust preferred security and an aggregate liquidation preference amount of $150 million. The sole assets of Trust II were $155 million aggregate principal amount of Delphi junior subordinated notes due 2033. Trust II was obligated to pay cumulative cash distributions at an annual rate equal to 6.197% of the liquidation amount during the initial fixed rate period (which is through November 15, 2008) on the preferred securities. As a result of our filing for chapter 11, payments of these cash distributions were stayed.

Our filing for chapter 11 was an event of default under each Trust’s respective trust declarations, and as described in the Overview of Capital Structure above, was an “early termination event,” pursuant to which the trusts were required to be dissolved in accordance with their respective trust declarations after notice of such liquidation was sent to each security holder. Law Debenture issued an initial notice of liquidation to the trust preferred security holders on August 17, 2006. On November 14, 2006, Law Debenture effected the termination of both trusts and liquidated the assets of each trust in accordance with the trust declarations. The trust preferred securities, each of which was represented by a global security held by Cede & Co. as nominee for the DTC, were exchanged for a registered global certificate, also held by DTC or its nominee, representing the junior subordinated notes issued by Delphi and previously held by the Trusts. Each trust preferred security holder received an interest in the junior subordinated notes equal to the aggregate liquidation amount of trust preferred securities held by such holder as provided for in the trust declarations. At December 31, 2006, Delphi had approximately $250 million of junior subordinated notes bearing interest at 8.25% maturing on November 15, 2033, and $150 million of variable rate junior subordinated notes maturing on November 15, 2033.

Prepetition Credit Facilities. As of December 31, 2006, approximately $2.5 billion was outstanding under the Prepetition Facility, consisting of approximately $1.5 billion under the Revolving Facility and approximately $1.0 billion under the Term Loan. Additionally, as of December 31, 2006, there were no letters of credit outstanding under the Prepetition Facility.

Delphi’s filing for chapter 11 was an event of default under the Prepetition Facility. At hearings held in October 2005, the Court approved certain of the Debtors’ “first day” motions, including approval of an adequate protection package for Delphi’s approximately $2.5 billion outstanding prepetition secured indebtedness under the Prepetition Facility. The adequate protection package included, among other things: (i) an agreement by Delphi to accrue interest on the Prepetition Facility loans on a monthly basis, (ii) the right of Delphi to pay this interest at a rate equal to LIBOR plus 6.50% per annum on the Term Loans and 5.00% on the Revolving Loans, although each lender had the right to require, and each lender subsequently did require, that interest on its loans be based at a rate equal to the Alternative Base Rate plus 5.50% per annum on the Term Loans and 4.00% on the Revolving Loans by waiving all such lender’s claims under the Prepetition Facility for interest at the default rate and any prepayment penalties and (iii) an agreement by Delphi to replace approximately $90 million of letters of credit outstanding under the Prepetition Facility.

The Company was obligated to pay interest on the $1.5 billion outstanding under the Revolving Facility at Alternate Base Rate plus 4.00% and on the $1.0 billion outstanding under the Term Loan at Alternate Base Rate plus 5.50%. The foregoing description of the Prepetition Credit Facility is a general description only and is qualified in its entirety by reference to the Prepetition Credit Facility, a copy of which was previously filed with the SEC.

On January 9, 2007, Delphi repaid the Prepetition Facility in full with the proceeds of the Tranche C Term Loan C of the Refinanced DIP Credit Facility and, accordingly, the adequate protection package for the Prepetition Facility ceased to be in effect. Additionally, the Prepetition Facility was terminated. Refer to Refinanced DIP Credit Facility, under Subsequent Events, for additional information on the Refinanced DIP Credit Facility.

Other Financing

We also maintain various accounts receivable factoring facilities in Europe that are accounted for as short-term debt. These uncommitted factoring facilities are available through various financial institutions. As of December 31, 2006 and 2005, we had $409 million and $365 million, respectively, outstanding under these accounts receivable factoring facilities.

We also have a European accounts receivables securitization program. Accounts receivable transferred under this program are also accounted for as short-term debt. As of December 31, 2006 and 2005, outstanding borrowings under this program were approximately $122 million and $149 million, respectively.

As of December 31, 2006 and 2005, we had $115 million and $136 million, respectively, of other debt, primarily consisting of overseas bank facilities, and $70 million and $78 million, respectively, of other debt classified as Liabilities Subject to Compromise.

Cash Requirements

The following table summarizes our expected cash outflows resulting from financial contracts and commitments. We have not included information on our recurring purchases of materials for use in our manufacturing operations. These amounts are generally consistent from year to year, closely reflect our levels of production, and are not long-term in nature.

	Payments due by Period
			2008	2010
	Total	2007	& 2009	& 2011	Thereafter
	(in millions)

Debt and capital lease obligations (1)	$3,388	$3,339	$29	$7	$13
Operating lease obligations	416	112	151	90	63
Contractual commitments for capital expenditures	239	237	2	—	—
Other contractual purchase commitments, including information technology	687	143	274	203	67

Total (2)	$4,730	$3,831	$456	$300	$143

(1)	These amounts include the $2.5 billion outstanding under the prepetition credit facilities and the $250 million outstanding under the Amended DIP Credit Facility term loan that was refinanced on January 9, 2007 when Delphi entered into the Refinanced DIP Credit Facility.

(2)	The amounts above exclude (a) our minimum funding requirements as set forth by ERISA, which are $3.3 billion over the next two years. Our minimum funding requirements after 2006 are dependent on several factors. We also have payments due under our other OPEB plans. These plans are not required to be funded in advance, but are “pay as you go.” For further information refer to Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources, U.S. Pension Plans and Other Postretirement Benefits in this Annual Report and (b) estimated interest costs of $288 million, $2 million, $1 million, $1 million and $1 million, respectively, for 2007, 2008, 2009, 2010, and 2011. There are no material estimated interest costs after 2011. Estimated interest costs include interest related to Delphi’s prepetition term loan and revolving credit facilities after December 31, 2006, which are currently in default and have been included in the current portion of long-term debt. Delphi expects to refinance these arrangements in conjunction with our reorganization process. Consistent with accounting classification of the Company’s prepetition term loan and revolving credit facilities as the current portion of long-term debt, the estimated interest costs includes payment of interest on these two facilities only through the end of 2007.

The Chapter 11 Filings triggered defaults on substantially all debt obligations of the Debtors. However, the stay of proceedings provisions of section 362 of the Bankruptcy Code apply to actions to collect prepetition indebtedness or to exercise control over the property of the debtor’s estate in respect of such defaults. Absent an order of the Court, substantially all prepetition liabilities are subject to settlement under a plan of reorganization. Therefore, all liabilities, including debt, classified as subject to compromise have been excluded from the above table. Refer to Note 13. Liabilities Subject to Compromise and Note 14. Debt to the consolidated financial statements in this Annual Report for a further explanation of such classification.

Under Section 362 of the Bankruptcy Code, actions to collect most of our prepetition liabilities, including payments owing to vendors in respect of goods furnished and service provided prior to the Petition Date, are automatically stayed. Shortly after the Petition Date, the Debtors began notifying all known actual or potential creditors of the Debtors for the purpose of identifying all prepetition claims against the Debtors. In addition, the Company may reject prepetition executory contracts and unexpired leases with respect to the Company’s operations, with the approval of the Court. Any damages resulting from rejection of executory contracts and unexpired leases are treated as general unsecured claims and will be classified as liabilities subject to compromise. As a result, the Company anticipates its lease obligations, contractual commitments for capital expenditures, and other contractual purchase commitments as currently detailed in the above table may change significantly in the future.

Credit Ratings, Stock Listing

Delphi was rated by Standard & Poor’s, Moody’s, and Fitch Ratings. Primarily as a result of the Chapter 11 Filings, Standard & Poor’s, Moody’s, and Fitch Ratings had withdrawn their ratings of Delphi’s senior unsecured debt, preferred stock, and senior secured debt. Standard & Poor’s, Moody’s, and Fitch Ratings assigned point-in-time ratings of BBB-/ B1/ BB-, respectively, to the Amended DIP Credit Facility. In January 2007 Standard & Poor’s, Moody’s, and Fitch Ratings assigned point-in-time ratings to the Refinanced DIP Credit Facility first-priority loans of BBB+/Ba1/BB and to the Refinanced DIP Credit Facility second-priority loans of BBB-/Ba3/BB-.

On October 11, 2005, the NYSE announced the suspension of trading of Delphi’s common stock (DPH), 6 1/2% Notes due May 1, 2009 (DPH 09), and its 7 1/8% debentures due May 1, 2029 (DPH 29), as well as the 8.25% Cumulative Trust Preferred Securities of Delphi Trust I (DPH PR A). This action followed the NYSE’s announcement on October 10, 2005, that it was reviewing Delphi’s continued listing status in light of Delphi’s announcements involving the filing of voluntary petitions for reorganization relief under chapter 11 of the Bankruptcy Code. The NYSE subsequently determined to suspend trading based on the trading price for the common stock, which closed at $0.33 on October 10, 2005 and completed delisting proceedings on

November 11, 2005. As of the date of filing this Annual Report on Form 10-K, Delphi’s common stock (OTC: DPHIQ) is being traded on the Pink Sheets, and is no longer subject to the regulations and controls imposed by the NYSE. Delphi’s preferred shares (OTC: DPHAQ) ceased trading on the Pink Sheets November 14, 2006 due to the fact that the same day the property trustee of each Trust liquidated each Trust’s assets in accordance with the terms of the applicable trust declarations. Pink Sheets is a centralized quotation service that collects and publishes market maker quotes for over the counter (“OTC”) securities in real-time. Delphi’s listing status on the Pink Sheets is dependent on market makers’ willingness to provide the service of accepting trades to buyers and sellers of the stock. Unlike securities traded on a stock exchange, such as the NYSE, issuers of securities traded on the Pink Sheets do not have to meet any specific quantitative and qualitative listing and maintenance standards. As of the date of filing this Annual Report on Form 10-K with the SEC, Delphi’s 6 1/2% Notes due May 1, 2009 (DPHIQ.GB) and 7 1/8% debentures due May 1, 2029 (DPHIQ.GC) are also trading over the counter via the Trade Reporting and Compliance Engine (TRACE), a NASD-developed reporting vehicle for OTC secondary market transactions in eligible fixed income securities that provides debt transaction prices.

Capital Expenditures

Supplier selection in the auto industry is generally finalized several years prior to the start of production of the vehicle. Therefore, current capital expenditures are based on customer commitments entered into previously, generally several years ago when the customer contract was awarded. As of December 31, 2006, Delphi had approximately $239 million in outstanding cancelable and noncancelable capital commitments. We expect capital expenditures to be approximately $1.2 billion in 2007 consistent with prior years, based on the current organizational structure as a going concern. Capital expenditures by product sector and geographic region for the periods presented were:

	Year Ended December 31,
	2006	2005		2004
	(in millions)

Electronics and Safety	$181	$282		$249
Thermal Systems	25	37		70
Powertrain Systems	158	227		224
Electrical/Electronic Architecture	182	206		148
Steering	85	109		66
Automotive Holdings Group	65	180		157
Corporate and Other	25	142		53

Total capital expenditures	$721	$1,183		$967

North America	$324	$696	(1)	$553
Europe, Middle East & Africa	291	356		277
Asia-Pacific	83	108		115
South America	23	23		22

Total capital expenditures	$721	$1,183		$967

(1)	Includes $129 million for purchase of facilities previously leased, primarily within the Corporate and Other segment. Prior to the purchase, these leases were accounted for as operating leases.

Cash Flows

Cash in the U.S. is managed centrally for most business units through a U.S. cash pooling arrangement. A few U.S. business units, particularly those which are maintained as separate legal entities, manage their own cash flow, but generally receive funding from the parent entity as required. Outside the U.S., cash may be managed through a country cash pool, a self-managed cash flow arrangement or a combination of the two depending on Delphi’s presence in the respective country.

Operating Activities. Net cash provided by operating activities totaled $43 million for the year ended December 31, 2006, compared to $154 million in 2005 and $1,525 million in 2004. Cash flow from operating activities was reduced for all periods by contributions to our U.S. pension plans of $243 million, $635 million, and $600 million and OPEB payments of $262 million, $186 million, and $173 million for the years ended December 31, 2006, 2005 and 2004, respectively. Cash flow from operating activities in 2006 was reduced for cash paid to employees in conjunction with the U.S. Employee Special Attrition Program of $654 million, less amounts reimbursed to Delphi from GM of $405 million. During 2006 our operating cash flows were negatively impacted by payments of $154 million of additional interest expense, $122 million of additional reorganization related costs and $100 million of additional incentive compensation to our salaried employees. Cash flow from operations in 2006 was positively impacted by extended supplier payment terms. Compared to 2005 where certain suppliers, principally in the U.S., demanded shorter supplier payment terms or prepayments as a result of the Chapter 11 Filings. Changes in the levels of factoring improved cash flow from operating activities for 2005 by approximately $83 million compared to decreases of $12 million for 2004.

Investing Activities. Cash flows used in investing activities totaled $554 million for the year ended December 31, 2006, compared to $794 million and $818 million for the years ended December 31, 2005 and 2004, respectively. The principal use of cash in 2006, 2005 and 2004 reflected capital expenditures related to ongoing operations and, in 2006, $24 million of proceeds from divestitures offset by an increase in restricted cash related to the U.S. employee special attrition program by approximately $105 million. Cash flows from investing activities in 2005 included approximately $129 million for the purchase of certain previously leased properties and $245 million of proceeds from divestitures of product lines and joint ventures. Additionally, in 2004, we acquired Dynamit Nobel AIS for approximately $17 million, net of cash acquired, and Peak Industries, Inc. for approximately $44 million, net of cash acquired. Other cash flows from investing activities principally consist of collections of notes receivable and proceeds from the sale to third parties of non-U.S. trade bank notes representing short term notes receivable received from customers with original maturities of 90 days or more, principally in China, in return for sales of product.

Financing Activities. Net cash used in financing activities was $122 million for the year ended December 31, 2006, compared to net cash provided by financing activities of $1,952 million in 2005 and net cash used in financing activities of $685 million in 2004. Net cash used in financing activities during 2006 consisted primarily of repayments of credit facilities and other debt. Net cash provided by financing activities in 2005 primarily reflected borrowings under the Amended DIP Credit Facility offset by repayment of U.S. securitization borrowings. Net cash used in financing activities during 2004 reflected a $500 million repayment of the 6.125% senior notes due May 1, 2004. The payment of dividends is reflected for 2005 and 2004.

Dividends. On September 8, 2005, the Board of Directors announced the elimination of Delphi’s quarterly dividend on Delphi common stock. In addition, the Company’s debtor-in-possession credit facilities (both the one in effect during 2006 and the refinanced facility currently in effect) include negative covenants, which prohibit the payment of dividends by the Company. The Company does not expect to pay dividends in the near future. Refer to Note 14. Debt to the consolidated financial statements in this Annual Report on Form 10-K.

Stock Repurchase Program. The Board of Directors had authorized the repurchase of up to 19 million shares of Delphi common stock to fund stock options and other employee benefit plans through the first quarter of 2006. We did not repurchase any shares during 2006, 2005 and 2004 pursuant to this plan and the plan was not renewed.

U.S. Pension Plans and Other Postretirement Benefits

Delphi sponsors defined benefit pension plans covering a significant percentage of our U.S. workforce and certain of our non-U.S. workforce. On December 31, 2006, the projected benefit obligation (“PBO”) of the U.S. defined benefit pension plans exceeded the market value of the plan assets by $4.2 billion, compared to $4.1 billion at December 31, 2005; the change is explained as follows:

Underfunded
Status
(PBO basis)
(in billions)

December 31, 2005	$(4.1)
Pension contributions	0.2
2006 asset returns — 15%	1.5
Impact of discount rate increase by 40 basis points to 5.90%	0.7
Interest and service cost	(1.1)
Impact of U.S. Hourly Special Attrition Program	(1.5)
Other	0.1

December 31, 2006	$(4.2)

As permitted under chapter 11 of the Bankruptcy Code, Delphi made only the portion of the contribution attributable to service after the Chapter 11 Filings. During 2006, Delphi contributed $0.2 billion to its U.S. pension plans. Although Delphi’s 2007 minimum funding requirement is approximately $2.8 billion under current legislation and plan design, Delphi is in chapter 11 and our 2007 contributions will be limited to approximately $0.2 billion, representing the normal service cost earned during the year. Upon emergence from chapter 11, which is anticipated to be in 2007, we will be required to meet our past due funding obligations. These obligations will be the amount of the minimum funding requirement contributions that would have been due, less the amount of the normal service cost contributions actually paid to the pensions plus interest. Assuming we make such funding upon emergence from bankruptcy by mid-2007 and related plan design changes, we will be required by employee benefit and tax laws to make contributions of approximately $2.8 billion in 2007, $0.5 billion in 2008 and $0.2 billion in 2009.

Delphi’s U.S. pension plans generally provide covered U.S. hourly employees with pension benefits of negotiated, flat dollar amounts for each year of credited service earned by an individual employee. Formulas providing for such stated amounts are contained in the prevailing labor contract. Consistent with SFAS No. 87 “Employers’ Accounting for Pensions,” the 2006 pre-tax pension expense and December 31, 2006 hourly PBO do not comprehend any future benefit increases beyond the amounts stated in the currently prevailing contract that expires in September 2007. The current cycle for negotiating new labor contracts is every four years. There has been no past practice of maintaining a predictable level of benefit increases or decreases from one contract to the next. However, the following data illustrate the sensitivity of pension expense and PBO to hypothetically assumed changes in future basic benefits. An annual 1% increase in the basic benefit and supplements of the U.S. Hourly Employees Pension Plan would result in an $18 million increase in 2007 pre-tax pension expense and a $94 million increase in the December 31, 2006 PBO. These sensitivities assume no changes to the pension plan design and no major restructuring programs.

Delphi selected discount rates based on analyzing the results of matching high quality fixed income investments rated AA- or higher by Standard and Poor’s and the regular and above median Citigroup Pension Discount Curves, with expected cash benefit payments. Since high quality bonds in sufficient quantity and with appropriate maturities are not available for all years when cash benefit payments are expected to be made, hypothetical bonds were imputed based on combinations of existing bonds, and interpolation and extrapolation reflecting current and past yield trends. The pension discount rate determined on that basis increase from 5.50% for 2005 to 5.90% for 2006. This 40 basis point increase in the discount rate decreased the underfunded status of our U.S. pension plans by approximately $0.7 billion. The other postretirement discount rate determined on that basis increased from 5.50% for 2005 to 6.10% for 2006. This 60 basis point increase in the discount rate decreased the underfunded status of our U.S. postretirement plans by approximately $0.6 billion.

We maintain postretirement plans other than pensions that are not funded. At December 31, 2006 and 2005, the accumulated postretirement benefit obligation (“APBO”) was $9.1 billion and $9.6 billion (including the impact of the flowback liability reclassification the APBO would be $10.6 billion as of December 31, 2005), respectively. These plans do not have minimum funding requirements, but rather are “pay as you go.” During the 2006 postretirement plan year, we incurred approximately $229 million of net cash costs. During the 2005 postretirement plan year, we incurred approximately $235 million of net cash costs including approximately $54 million of payments to GM for certain of our former employees that flowed back to GM and had actuarially been determined to retire. This flowback payment was partially offset by the receipt of $5 million from GM for former GM employees who had transferred to Delphi and had actuarially been determined to retire. Due to the Chapter 11 Filings, the Company did not make any payments in 2006 to settle flowback obligations to GM.

Agreements relating to union matters allow for some of Delphi’s hourly employees in the U.S. being provided with certain opportunities to transfer to GM as appropriate job openings become available at GM and GM employees in the U.S. had similar opportunities to transfer to the Company but those opportunities are currently suspended. During the development of the plan of reorganization, it is possible that certain of these provisions may be changed with agreement of GM and the unions. If such a transfer occurs, in general, both Delphi and GM will be responsible for pension payments, which in total reflect such employee’s entire eligible years of service. Allocation of responsibility between Delphi and GM will be on a pro-rata basis depending on the length of service at each company (although service at Delphi includes service with GM prior to Delphi’s separation from GM). There will be no transfer of pension assets or liabilities between GM and us with respect to such employees that transfer between our companies. The company to which the employee transfers will be responsible for the related other postretirement obligation. An agreement with GM provides for a mechanism for determining a cash settlement amount for other postretirement obligations associated with employees that transfer between GM and Delphi. The consolidated balance sheet includes approximately $3.1 billion and $1.0 billion as of December 31, 2006 and December 31, 2005, respectively, of postretirement obligations classified as liabilities subject to compromise reflecting an APBO for benefits payable to GM for employees that transferred from Delphi to GM. Historically the postretirement benefits Delphi provided to its retirees were substantially the same as the postretirement benefits GM provided to its retirees. Effective March 31, 2006, however, the U.S. District Court for the Eastern District of Michigan approved GM’s tentative settlement agreement with the UAW related to reductions in hourly retiree health care. As a result, as of December 31, 2006, Delphi’s liability due to GM for employees that transferred from Delphi to GM has been reduced by approximately $1.0 billion and a corresponding reduction in the unamortized actuarial loss has been recorded for the estimated reduction in the related liability:

	Other Postretirement Benefits
	Delphi	Payable to	Delphi
	Hourly	GM	Salaried	Total
	(in millions)

Benefit obligation at December 31, 2005	$8,428	$—	$1,161	$9,589
Flowback liability reclassification	—	1,027	—	1,027
Flow in receivable reclassification	(83)	—	—	(83)
Service cost	150	—	21	171
Interest cost	422	77	62	561
Plan participants’ contributions	3	—	—	3
Actuarial gains	(542)	(908)	(167)	(1,617)
Benefits paid	(192)	—	(37)	(229)
Transfer of participants to GM	(2,929)	2,929	—	—
Impact of curtailment	(349)	—	—	(349)
Plan amendments and other	—	(4)	(14)	(18)

Benefit obligation at December 31, 2006	$4,908	$3,121	$1,026	$9,055

Cash settlement between Delphi and GM with respect to this payable and receivable is scheduled to occur at the time the employees are actuarially determined to retire. In accordance with our Separation agreement with GM, Delphi estimated its liability will average $380 million per year (flowbacks) over the next five years to GM, and it will receive an average of $9 million per year from GM associated with employees who have transferred to Delphi. In addition to this, Delphi also has a final net settlement liability of approximately $1.2 billion in 2014. These payments will not be made to GM while Delphi is in bankruptcy because these are liabilities subject to compromise. We are engaged in discussions with GM on several issues related to GM’s financial contribution to our transformation plan. In the PSA, Delphi and GM have expressly acknowledged their intent to pursue agreements concerning the assumption by GM of certain postretirement health and life insurance obligations for certain Delphi hourly employees. The flowback-related payments and flowin-related receipts outlined above will not be made if GM were to assume the obligations.

In addition to hourly postretirement health and life insurance benefits, as part of the transformation plan to improve overall competitiveness, we recognize the need to reduce selling, general and administrative costs, both to size these costs with the rationalized product portfolio and to increase overall competitiveness. This includes realigning certain salaried benefit programs. Once we emerge from chapter 11, we will need to fund our U.S. defined benefit pension plans. To retain our existing U.S. defined benefit pension plans for both hourly and salaried workers, management and the Board of Directors are considering freezing those plans and adopting or modifying defined contribution plans to include flexibility for both direct Company contributions and Company matched employee contributions. At the same time, salaried health care plans have been restructured to implement increased employee cost sharing.

Shareholder Lawsuits

The Company, along with Delphi Trust I, Delphi Trust II, current and former directors of the Company, certain current and former officers and employees of the Company or its subsidiaries, and others are named as defendants in several lawsuits that were filed beginning in March 2005 following the Company’s announced intention to restate certain of its financial statements.

On December 12, 2005, the Judicial Panel on Multidistrict Litigation entered an order transferring each of the related federal actions to the United States District Court for the Eastern District of Michigan for coordinated or consolidated pretrial proceedings (the “Multidistrict Litigation”).

The lawsuits transferred fall into three categories. One group of class action lawsuits, which are purportedly brought on behalf of participants in certain of the Company’s and its subsidiaries’ defined contribution employee benefit pension plans that invested in Delphi common stock, is brought under the Employee Retirement Income Security Act of 1974, as amended (the “ERISA Actions”). Plaintiffs in the ERISA Actions allege, among other things, that the plans suffered losses as a result of alleged breaches of fiduciary duties under ERISA. On October 21, 2005, the ERISA Actions were consolidated before one judge in the United States District Court for the Eastern District of Michigan. The ERISA Actions were subsequently transferred to the Multidistrict Litigation. On March 3, 2006, plaintiffs filed a consolidated class action complaint (the “Amended ERISA Action”) with a class period of May 28, 1999 to November 1, 2005. The Company, which was previously named as a defendant in the ERISA Actions, was not named as a defendant in the Amended ERISA Action. The plaintiffs are not currently asserting claims against or seeking relief from the Company in the Amended ERISA Action due to the Company’s Chapter 11 Filings, but have stated that they plan to proceed with claims against the Company in the ongoing bankruptcy cases, and will seek to name the Company as a defendant in the Amended ERISA Action if the bankruptcy stay is modified or lifted to permit such action. The defendants have filed a motion to dismiss the Amended ERISA Action. No hearing on the motions to dismiss has yet been scheduled.

A second group of class action lawsuits alleges, among other things, that the Company and certain of its current and former directors and officers and others made materially false and misleading statements in violation of federal securities laws. On September 23, 2005, these securities actions were consolidated before one judge in the United States District Court for the Southern District of New York. On September 30, 2005, the Court-appointed lead plaintiffs filed a consolidated class action complaint (the “Amended Securities Action”) on behalf of a class consisting of all persons and entities who purchased or otherwise acquired publicly-traded securities of the Company, including securities issued by Delphi Trust I and Delphi Trust II, during a class period of March 7, 2000 through March 3, 2005. The Amended Securities Action names several new defendants, including Delphi Trust II, certain former directors, and underwriters and other third parties, and includes securities claims regarding additional offerings of Delphi securities. The securities actions consolidated in the Southern District of New York (and a related securities action filed in the United States District Court for the Southern District of Florida concerning Delphi Trust I) were subsequently transferred to the Eastern District of Michigan as part of the Multidistrict Litigation. The action is stayed against the Company pursuant to the Bankruptcy Code, but is continuing against the other defendants. The defendants have filed motions to dismiss the Amended Securities Action. No hearing on the motions to dismiss has yet been scheduled. On November 30, 2006 the plaintiffs filed a motion seeking leave to file an amended securities fraud complaint. The defendants filed their responses on December 15, 2006, and the plaintiffs filed their reply on January 2, 2007. The U.S. District Court for the Eastern District of Michigan has not yet ruled on this motion. On February 15, 2007, the Court partially granted the plaintiffs’ motion to lift the stay of discovery provided by the Private Securities Litigation Reform Act (PSLRA) of 1995 allowing the plaintiffs to obtain certain discovery from the defendants.

The third group of lawsuits is comprised of shareholder derivative actions against certain current and former directors and officers of the Company (“Shareholder Derivative Actions”). A total of four complaints were filed: two in the federal court (one in the Eastern District of Michigan and another in the Southern District of New York) and two in Michigan state court (Oakland County Circuit Court in Pontiac, Michigan). These suits alleged that certain current and former directors and officers of the Company breached a variety of duties owed by them to Delphi in connection with matters related to the Company’s restatement of its financial results. The federal cases were consolidated with the securities and ERISA class actions before Judge Rosen in the Eastern District of Michigan, described above. Following the filing on October 8, 2005, of the Debtors’ petitions for reorganization relief under chapter 11 of the U.S. Bankruptcy Code, all the derivative cases were administratively closed.

In addition, the Company received a demand from a shareholder that the Company consider bringing a derivative action against certain current and former directors and officers premised on allegations that certain current and former directors and officers of the Company made materially false and misleading statements in violation of federal securities laws and/or of their fiduciary duties. The Company has appointed a committee of the Board of Directors to consider the shareholder demand which is still investigating the matter.

Due to the preliminary nature of these lawsuits, the Company is not able to predict with certainty the outcome of this litigation or the Company’s potential exposure related thereto. In addition, under section 362 of the U.S. Bankruptcy Code, the filing of a bankruptcy petition automatically stays most actions against a debtor, including most actions to collect prepetition indebtedness or to exercise control over the property of the debtor’s estate. Absent an order of the Court, substantially all prepetition liabilities of the debtor are subject to settlement under a plan of reorganization. Because any recovery on allowed prepetition claims is subject to a confirmed plan of reorganization, the ultimate distribution with respect to allowed claims is not presently ascertainable. Delphi maintains directors and officers insurance providing coverage for losses incurred by the Company of up to $100 million, subject to a $10 million deductible. Delphi recorded a reserve in the amount of the deductible and net of related payments has an $8 million liability recorded as of December 31, 2006. The Company cannot assure the extent of coverage or that the impact of any loss not covered by insurance or applicable reserves would not be material. Our insurance policy contains a standard exclusion provision that may apply should there be a judgment or final adjudication that establishes a deliberate criminal or deliberate fraudulent act was committed by a past, present or future Chairman of the Board, President, Chief Executive Officer, Chief Operating Officer, Chief Financial Officer or General Counsel. If individuals in these positions are adjudicated to have committed a deliberate fraud, it is possible that a portion or all of the claims under the insurance policy could be excluded from coverage.

Under section 362 of the U.S. Bankruptcy Code, the filing of a bankruptcy petition automatically stays most actions against a debtor, including most actions to collect prepetition indebtedness or to exercise control over the property of the debtor’s estate. Absent an order of the Court, substantially all prepetition liabilities of the debtor are subject to settlement under a plan of reorganization.

Regulatory Actions and Other Matters

As previously disclosed, Delphi has been the subject of an ongoing investigation by the U.S. Securities and Exchange Commission (“SEC”) involving Delphi’s accounting for and the adequacy of disclosures for a number of transactions dating from Delphi’s separation from GM in 1999 (the “Separation”). On October 30, 2006, the SEC commenced and simultaneously settled with Delphi a lawsuit alleging violations of federal securities laws, which concluded the SEC’s investigation of Delphi. Under the agreement approved by the SEC, Delphi agreed, without admitting or denying any wrongdoing, to be enjoined from future violations of the securities laws. The SEC did not impose civil monetary penalties against Delphi. On December 11, 2006, the Court entered an order approving Delphi’s settlement with the SEC. The SEC’s investigation continues as to certain individuals previously employed by Delphi. As previously disclosed, the Department of Justice is also investigating these matters. Delphi continues to fully cooperate with the government in providing relevant information with respect to these matters.

Environmental Matters

Delphi is subject to the requirements of U.S. federal, state, local and non-U.S. environmental and occupational safety and health laws and regulations. These include laws regulating air emissions, water discharge and waste management. For a discussion of matters relating to compliance with laws for the protection of the environment, refer to Item 1. Business — Environmental Compliance in this Annual Report. We have an environmental management structure designed to facilitate and support our compliance with these requirements globally. Although it is our intent to comply with all such requirements and regulations, we cannot provide assurance that we are at all times in compliance. We have made and will continue to make capital and other expenditures to comply with environmental requirements, although such expenditures were not material during the past three years. Environmental requirements are complex, change frequently and have tended to become more stringent over time. Accordingly, we cannot assure that environmental requirements will not change or become more stringent over time or that our eventual environmental remediation costs and liabilities will not be material.

Delphi recognizes environmental remediation liabilities when a loss is probable and can be reasonably estimated. Such liabilities generally are not subject to insurance coverage. The cost of each environmental remediation is estimated by engineering, financial, and legal specialists within Delphi based on current law and considers the estimated cost of investigation and remediation required and the likelihood that, where applicable, other potentially responsible parties (“PRPs”) will be able to fulfill their commitments at the sites where Delphi may be jointly and severally liable. The process of estimating environmental remediation liabilities is complex and dependent primarily on the nature and extent of historical information and physical data relating to a contaminated site, the complexity of the site, the uncertainty as to what remediation and technology will be required, and the outcome of discussions with regulatory agencies and other PRPs at multi-party sites. In future periods, new laws or regulations, advances in remediation technologies and additional information about the ultimate remediation methodology to be used could significantly change Delphi’s estimates.

Delphi has received notices that it is a PRP in proceedings at various sites, including the Tremont City Landfill Site located in Tremont, Ohio, which is alleged to involve ground water contamination. In September 2002, Delphi and other PRPs entered into a Consent Order with the Environmental Protection Agency (“EPA”) to perform a Remedial Investigation and Feasibility Study concerning a portion of the site, which is expected to be completed during 2007. Delphi continues to believe that a reasonable outcome of the investigative study is capping and future monitoring of this site, which would substantially limit future remediation costs. Delphi has included an estimate of its share of the potential costs of such a remedy plus the cost to complete the investigation in its overall reserve estimate. Because the scope of the investigation and the extent of the required remediation are still being determined, it is possible that the final resolution of this matter may require that Delphi make material future expenditures for remediation, possibly over an extended period of time and possibly in excess of its existing reserves. Delphi will continue to re-assess any potential remediation costs and, as appropriate its overall environmental reserves as the investigation proceeds.

As of December 31, 2006 and December 31, 2005, Delphi’s reserve for environmental investigation and remediation was approximately $118 million and $51 million, respectively, including approximately $3 million within liabilities subject to compromise at December 31, 2006 and December 31, 2005. The amounts recorded take into account the fact that GM retained the environmental liability for certain sites as part of the Separation. The increase in reserve levels at December 31, 2006, as compared to December 31, 2005, reflects the results of environmental investigations completed during 2006. Delphi’s transformation plan contemplates significant restructuring activity in the U.S., including the sale or closure of numerous facilities. As part of developing and evaluating various restructuring alternatives, environmental assessments that included identification of areas of interest, soil and groundwater testing, risk assessment and identification of remediation issues were performed at nearly all major U.S. facilities. These assessments identified previously unknown conditions and led to new information that allowed us to further update our estimate of required remediation for previously identified conditions requiring an adjustment to Delphi’s environmental reserve of approximately $70 million in 2006. The additional reserves are primarily related to 35 facilities and are comprised of investigation, remediation and operation and maintenance of the remedy, including postremediation monitoring costs. Addressing contamination at these sites is required by the Resource Conservation & Recovery Act and various other federal, state or local laws and regulations and represent management’s best estimate of the cost to complete such actions. Management believes that its December 31, 2006 accruals will be adequate to cover the estimated liability for its exposure in respect to such matters and that these costs will be incurred over the next 20 years. However, as Delphi continues the ongoing assessment with respect to such facilities, additional and perhaps material environmental remediation costs may require recognition, as previously unknown conditions may be identified. Delphi cannot ensure that environmental requirements will not change or become more stringent over time or that its eventual environmental remediation costs and liabilities will not exceed the amount of our current reserves. In the event that such liabilities were to significantly exceed the amounts recorded, Delphi’s results of operations could be materially affected.

Delphi estimates environmental remediation liabilities based on the most probable method of remediation, current laws and regulations and existing technology. Estimates are made on an undiscounted basis and exclude the effects of inflation. If there is a range of equally probable remediation methods or outcomes, Delphi accrues at the lower end of the range. At December 31, 2006, the difference between the recorded liabilities and the reasonably possible maximum estimate for these liabilities was approximately $115 million.

Inflation

Inflation generally affects Delphi by increasing the cost of labor, equipment and raw materials. We believe that, because rates of inflation in countries where we have significant operations have been moderate during the periods presented, inflation has not had a significant impact on our results of operations, other than increased commodity costs as disclosed in the Executive Summary in Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Recently Issued Accounting Pronouncements

Refer to Note 1. Significant Accounting Policies, Recently Issued Accounting Pronouncements to the consolidated financial statements for a complete description of recent accounting standards which we have not yet been required to implement and may be applicable to our operation, as well as those significant accounting standards that have been adopted during 2006.

Significant Accounting Policies and Critical Accounting Estimates

Our significant accounting policies are more fully described in Note 1. Significant Accounting Policies to our consolidated financial statements. Certain of our accounting policies require the application of significant judgment by management in selecting the appropriate assumptions for calculating financial estimates. By their nature, these judgments are subject to an inherent degree of uncertainty. These judgments are based on our historical experience, terms of existing contracts, our evaluation of trends in the industry, information provided by our customers and information available from other outside sources, as appropriate.

We consider an accounting estimate to be critical if:

•	It requires us to make assumptions about matters that were uncertain at the time we were making the estimate, and

•	Changes in the estimate or different estimates that we could have selected would have had a material impact on our financial condition or results of operations.

The table below presents information about the nature and rationale for Delphi’s critical accounting estimates:

Key Factors
Balance Sheet	Critical Estimate	Nature of Estimates	Assumptions/Approaches	Impacting the
Classification	Item	Required	Used	Estimate

Accrued liabilities and other long-term liabilities	Warranty obligations	Estimating warranty requires us to forecast the resolution of existing claims and expected future claims on products sold.	We base our estimate on historical trends of units sold and payment amounts, combined with our current understanding of the status of existing claims and discussions with our customers.	• Stated or implied warranty • Vehicle manufacturer (“VM”) sourcing • VM policy decisions regarding warranty claims • VMs seeking to hold suppliers responsible for product warranties

Accrued liabilities and other long-term liabilities	Environmental remediation liabilities	We are required to estimate the cost of remediating known environmental issues.	We base our liability on studies performed by independent environmental consulting firms.	• Identification of environmental risk • Preparation of remediation alternatives • Assessment of probabilities of performing the remediation alternatives

Key Factors
Balance Sheet	Critical Estimate	Nature of Estimates	Assumptions/Approaches	Impacting the
Classification	Item	Required	Used	Estimate

Accrued liabilities and other long-term liabilities	Postemployment benefits for inactive employees	Estimates of future costs associated with inactive employees throughout the duration of their employment. These costs are not significant as of December 31, 2006 due to the impact of the attrition programs.	We use our future production estimates combined with workforce geographic and demographic data to develop projections of time frames and related expense for postemployment benefits. For purposes of accounting for postemployment benefits, inactive employees represent those employees who have been other than temporarily idled. We consider all idled employees in excess of approximately 10% of the total workforce at a facility to be other than temporarily idled.	• Employee attrition • Customer demand • Discussions with unions

Balance Sheet	Critical Estimate	Nature of Estimates	Assumptions/Approaches
Classification	Item	Required	Used	Key Factors

Pension and other postretirement benefits	Pension and other postretirement benefits	We use actuarial estimated and related actuarial methods to calculate our obligation and expense. We are required to select certain actuarial assumptions, as more fully described above in Liquidity and Capital Resources, U.S. Pension Plans and Other Postretirement Benefits and the related footnotes to the financial statements.	Our assumptions are determined based on current market conditions, historical information and consultation with and input from our actuaries and asset managers. Refer to Liquidity and Capital Resources, U.S. Pension Plans and Other Postretirement Benefits above and Note 17. Pension and Other Postretirement Benefits to the consolidated financial statements for additional details.	• Discount rates • Asset return assumptions • Actuarial assumptions (such as retirement age and mortality) • Health care inflation rates

Property, plant and equipment, goodwill and other long-term assets	Valuation of long-lived assets, investments in affiliates and expected useful lives	We are required to review the recoverability of certain of our long-lived assets based on projections of anticipated future cash flows, including future profitability assessments of various manufacturing sites.	We estimate cash flows using internal budgets based on recent sales data, independent automotive production volume estimates and customer commitments and consultation with and input from external valuation experts.	• Future production estimates • Customer preferences and decisions • Product Pricing • Manufacturing and material cost estimates • Product life/business retention

Balance Sheet	Critical Estimate	Nature of Estimates	Assumptions/Approaches
Classification	Item	Required	Used	Key Factors

Deferred income taxes	Recoverability of deferred tax assets	We are required to estimate whether recoverability of our deferred tax assets is more likely than not.	We use historical and projected future operating results, based upon approved business plans, including a review of the eligible carryforward period, tax planning opportunities and other relevant considerations.	• Variances in future projected profitability, including by taxable entity • Tax attributes • Tax planning alternatives

Liabilities subject to compromise	Amount of prepetition liabilities that are subject to compromise	In accordance with SOP 90-7, we are required to segregate and disclose all prepetition liabilities that are subject to compromise. Liabilities subject to compromise should be reported at the amounts expected to be allowed, even if they may be settled for lesser amounts.	Unsecured liabilities of the Debtors, other than those specifically approved for payment by the Court, have been classified as liabilities subject to compromise. The amounts of such liabilities as of the Chapter 11 Filings were estimated based upon September 30, 2005 balances adjusted in some cases for pro-rated activity from October 1, 2005 to the chapter 11 filing dates. Liabilities subject to compromise are adjusted for changes in estimates and settlements of prepetition obligations.	• Court actions • Further developments with respect to disputed claims • Determinations of the secured status of certain claims • The values of any collateral securing such claims

In addition, there are other items within our financial statements that require estimation, but are not as critical as those discussed above. These include the allowance for doubtful accounts receivable and reserves for excess and obsolete inventory. Although not significant in recent years, changes in estimates used in these and other items could have a significant effect on our consolidated financial statements.

Forward-Looking Statements

This Annual Report on Form 10-K, including the exhibits being filed as part of this report, as well as other statements made by Delphi may contain forward-looking statements, that reflect, when made, the Company’s current views with respect to current events and financial performance. Such forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the Company’s operations and business environment which may cause the actual results of the Company to be materially different from any future results, express or implied, by such forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” the negative of these terms and other comparable terminology. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: the ability of the Company to continue as a going concern; the ability of the Company to operate pursuant to the terms of the debtor-in-possession financing facility; the terms of any reorganization plan ultimately confirmed; the Company’s ability to obtain Court approval with respect to motions in the chapter 11 cases prosecuted by it from time to time; the ability of the Company to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the chapter 11 cases; the Company’s ability to satisfy the terms and conditions of the Equity Purchase and Commitment Agreement (including the Company’s ability to achieve consensual agreements with GM and its U.S. labor unions on a timely basis that are acceptable to the Plan Investors in their sole discretion); the Company’s ability to satisfy the terms and conditions of the Plan Framework Support Agreement; risks associated with third parties seeking and obtaining Court approval to terminate or shorten the exclusivity period for the Company to propose and confirm one or more plans of reorganization, for the appointment of a chapter 11 trustee or to convert the cases to chapter 7 cases; the ability of the Company to obtain and maintain normal terms with vendors and service providers; the Company’s ability to maintain contracts that are critical to its operations; the potential adverse impact of the chapter 11 cases on the Company’s liquidity or results of operations; the ability of the Company to fund and execute its business plan (including the transformation plan described in Item 1. Business “Potential Divestitures, Consolidations and Wind-Downs”) and to do so in a timely manner; the ability of the Company to attract, motivate and/or retain key executives and associates; the ability of the Company to avoid or continue to operate during a strike, or partial work stoppage or slow down by any of its unionized employees and the ability of the Company to attract and retain customers. Additional factors that could affect future results are identified in this Annual Report including the risk factors in Part I. Item 1A. Risk Factors. Delphi disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events and/or otherwise. Similarly, these and other factors, including the terms of any reorganization plan ultimately confirmed, can affect the value of the Company’s various prepetition liabilities, common stock and/or other equity securities. Additionally, no assurance can be given as to what values, if any, will be ascribed in the bankruptcy cases to each of these constituencies. A plan of reorganization could result in holders of Delphi’s common stock receiving no distribution on account of their interest and cancellation of their interests. In addition, under certain conditions specified in the Bankruptcy Code, a plan of reorganization may be confirmed notwithstanding its rejection by an impaired class of creditors or equity holders and notwithstanding the fact that equity holders do not receive or retain property on account of their equity interests under the plan. In light of the foregoing, the Company considers the value of the common stock to be highly speculative and cautions equity holders that the stock may ultimately be determined to have no value. Accordingly, the Company urges that appropriate caution be exercised with respect to existing and future investments in Delphi’s common stock or other equity interests or any claims relating to prepetition liabilities.